UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROTHENA CORPORATION PLC

Registered in Ireland - No. 518146
77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland

NOTICE OF ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 21, 2019

To the Shareholders of Prothena Corporation plc:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Prothena Corporation plc, an Irish public limited company (the “Company”), will be held on Tuesday, May 21, 2019, at 4:00 p.m. local time, at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland, for the following purposes:

1.	To re-elect, by separate resolutions, K. Anders O. Härfstrand and Christopher S. Henney as directors, to hold office until no later than the annual general meeting of shareholders in 2022;
2.	To ratify, in a non-binding vote, the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2019 and to authorize, in a binding vote, the Company’s Board of Directors, acting through its Audit Committee, to approve the remuneration of that auditor;
3.	To approve, in a non-binding advisory vote, the compensation of the Company’s executive officers named in the Proxy Statement accompanying this Notice; and
4.	To transact such other business as properly comes before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company’s Irish statutory financial statements for its fiscal year 2018, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that those statutory financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Annual Meeting will also include a review of the Company’s affairs.

Under our Constitution and Irish law, Proposal Nos. 1, 2 and 3 are deemed to be ordinary resolutions requiring the approval of a simple majority of the votes cast at the Annual Meeting.

Only shareholders who owned our ordinary shares at the close of business on March 11, 2019 may vote at the Annual Meeting. Each shareholder of record will be entitled to one vote per ordinary share on each matter submitted to a vote of the shareholders, as long as those shares are represented at the Annual Meeting, either in person or by proxy. Shareholders who are entitled to attend and vote at the Annual Meeting are entitled to appoint a proxy or proxies to attend and vote on their behalf at the Annual Meeting; such proxy is not required to be a shareholder of the Company.

Our Board of Directors recommends that you vote as follows on the matters to be presented to shareholders at the Annual Meeting:

1.	FOR the re-election of K. Anders O. Härfstrand and Christopher S. Henney as directors, as described in Proposal No. 1;
2.	FOR the ratification, in a non-binding vote, of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year 2019 and authorization, in a binding vote, of the Board of Directors, acting through its Audit Committee, to approve the remuneration of that auditor, as described in Proposal No. 2; and
3.	FOR the approval, in a non-binding advisory vote, of the compensation of the Company’s named executive officers, as described in Proposal No. 3.

For our Annual Meeting, we have elected to use the internet as the primary means of providing our proxy materials to shareholders. Consequently, some shareholders may not receive paper copies of our proxy materials. We intend to send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and for voting via the internet. The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where shareholders can request a paper or e-mail copy of our Proxy Statement and form of proxy card and our Annual Report on Form 10-K for fiscal year 2018; information on how to access their proxy card; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to complete, sign and date your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

A. W. Homan Company Secretary

March 28, 2019

GENERAL INFORMATION	1
THE PROXY PROCESS AND SHAREHOLDER VOTING - QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	2
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	7
CORPORATE GOVERNANCE AND BOARD MATTERS	11
Overview	11
Independence of Directors	11
Board Role in Risk Oversight	11
Board Leadership Structure	11
Board Committees	12
Audit Committee	12
Compensation Committee	12
Nominating and Corporate Governance Committee	13
Meetings of the Board and Committees, Meeting Attendance and Shareholder Meeting Attendance	14
Other Corporate Governance Matters	14
DIRECTOR COMPENSATION	16
PROPOSAL NO. 2 - RATIFICATION, IN A NON-BINDING VOTE, OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2019 AND AUTHORIZATION, IN A BINDING VOTE, OF OUR BOARD OF DIRECTORS, ACTING THROUGH ITS AUDIT COMMITTEE, TO APPROVE THE REMUNERATION OF THAT AUDITOR	17
Fees Paid to KPMG	17
Pre-Approval Policies and Procedures	18
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	18

PROTHENA CORPORATION PLC

Registered in Ireland - No. 518146
77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2019

GENERAL INFORMATION

The Board of Directors of Prothena Corporation plc is soliciting your proxy to vote at the Annual General Meeting of Shareholders to be held on Tuesday, May 21, 2019, at 4:00 p.m. local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland.

We have elected to use the internet as our primary means of providing our proxy materials to shareholders. Accordingly, on or about March 28, 2019, we are making this Proxy Statement and the accompanying form of proxy card, the accompanying Notice of Annual General Meeting of Shareholders and our Annual Report on Form 10-K for our fiscal year 2018 available on the internet and mailing a Notice of Internet Availability of Proxy Materials to shareholders of record as of March 11, 2019 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All shareholders as of the Record Date will have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. We intend to mail this Proxy Statement, together with the accompanying form of proxy card and Notice of Annual General Meeting of Shareholders, to those shareholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.

The only voting securities of Prothena are ordinary shares, $0.01 par value per share (“ordinary shares”). There were 39,863,711 ordinary shares issued and outstanding as of the Record Date. A quorum of shareholders is necessary to hold a valid meeting and requires that the shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present in person or represented by proxy at the Annual Meeting.

In this Proxy Statement, we refer to Prothena Corporation plc as the “Company,” “Prothena,” “our,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Prothena’s fiscal year, we mean the 12-month period ending December 31 of the stated year.

2019 PROXY STATEMENT	1

THE PROXY PROCESS AND SHAREHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

1.    Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 39,863,711 ordinary shares issued and outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our ordinary shares, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, who in turn hold through The Depository Trust Company (“DTC”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

2.    What am I being asked to vote on?

You are being asked to vote FOR:

•	Re-election, by separate resolutions, of K. Anders O. Härfstrand and Christopher S. Henney as directors, to hold office until no later than our annual general meeting of shareholders in 2022;
•	Ratification, in a non-binding vote, of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year 2019 and authorization, in a binding vote, of our Board of Directors, acting through its Audit Committee, to approve the remuneration of that auditor; and
•	Approval, in a non-binding advisory vote, of the compensation of our executive officers named in this Proxy Statement.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting. We are not aware of any other matter that will be presented for consideration at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the Board intends that one of the individuals named in the accompanying form of proxy card will vote on such matter in accordance with his or her discretion.

2	2019 PROXY STATEMENT

THE PROXY PROCESS AND SHAREHOLDER VOTING − QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

3.    How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For each proposal, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•	To vote by proxy over the internet, follow the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials.
•	To vote by telephone if you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, who in turn hold through DTC, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted, or follow such instructions to submit your vote by the internet or telephone, if the instructions provide for internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

4.    Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate shareholder votes. If you are a shareholder of record, and you choose to vote over the internet prior to the Annual Meeting or by telephone, Broadridge will access and tabulate your votes electronically, and if you have requested and received proxy materials by mail or e-mail and choose to sign and mail your proxy card, your executed proxy card will be returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) will return one proxy card to Broadridge on behalf of all its clients.

5.    How are votes counted?

With respect to each of Proposal Nos. 1, 2 and 3, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting is required for approval.

Please instruct your bank or broker so your vote can be counted.

If your shares are held by a broker on your behalf (that is, in “street name”), please instruct your broker on how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those proposals for which specific authorization from you is required under applicable rules.

2019 PROXY STATEMENT	3

THE PROXY PROCESS AND SHAREHOLDER VOTING − QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Accordingly, while broker non-votes will not be counted as having been voted on a particular proposal, broker non-votes will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. We strongly encourage you to provide voting instructions to your broker to ensure that your vote is counted on all of the proposals.

If shareholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will not, however, be considered votes cast at the Annual Meeting.

Because the approval of each of the proposals is based on the votes cast at the Annual Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on any of the proposals.

6.    How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of the Record Date.

7.    Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules of the U.S. Securities and Exchange Commission (the “SEC”), Irish law and our Constitution, we have elected to provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the Annual Meeting.

8.    How do I vote via internet or telephone?

You may vote by proxy on the internet by following the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote on the internet, you may incur costs such as internet access or telephone charges for which you will be responsible. The internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Time on May 20, 2019. The giving of such a proxy by internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote by internet or telephone, that vote authorizes your proxy in the same manner as if you signed, dated and returned a written proxy card by mail.

9.    What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted as follows:

•	FOR the re-election, by separate resolutions, of K. Anders O. Härfstrand and Christopher S. Henney as directors, to hold office until no later than our annual general meeting of shareholders in 2022;
4	2019 PROXY STATEMENT

THE PROXY PROCESS AND SHAREHOLDER VOTING − QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

•	FOR the ratification, in a non-binding vote, of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year 2019 and authorization, in a binding vote, of our Board of Directors, acting through its Audit Committee, to approve the remuneration of that auditor; and
•	FOR the approval, in a non-binding advisory vote, of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her discretion.

10.    Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have retained Alliance Advisors, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $24,000 plus reimbursement of expenses.

11.    What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

12.    Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before commencement of the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a new vote on the internet or by telephone or submit another properly completed proxy card with a later date than your original proxy card, but no later than 11:59 p.m. Eastern Time on May 20, 2019.
•	You may deliver a written notice that you are revoking your proxy to our Company Secretary, at Prothena

Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland, which notice must be delivered before commencement of the Annual Meeting.

•	You may attend the Annual Meeting and either vote or revoke your proxy in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you must contact the broker, bank or other agent and follow the instructions provided by them.

13.    When are shareholder proposals due for next year’s annual meeting?

In accordance with SEC rules, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders may submit to us proposals on matters appropriate for shareholder action at meetings of our shareholders. In order to be considered for inclusion in next year’s proxy materials, your proposal must comply with the requirements of Rule 14a-8 of the Exchange Act and other SEC rules and be submitted in writing no later than November 28, 2019, to our Company Secretary at Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland;

provided that if the date of next year’s annual general meeting of shareholders is greater than 30 days from May 21, 2020, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual general meeting. You are also advised to review our Constitution, which contains additional requirements about advance notice of director nominations. For more information, see below under the heading Corporate Governance and Board Matters — Board Committees — Nominating and Corporate Governance Committee.

2019 PROXY STATEMENT	5

THE PROXY PROCESS AND SHAREHOLDER VOTING − QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

14.    What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of not less than one-half of the ordinary shares issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 39,863,711 ordinary shares issued and outstanding and entitled to vote. Accordingly, 19,931,856 ordinary shares must be represented in person or by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

15.    How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing with the SEC of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

16.    Where can I find directions to the Annual Meeting?

To obtain directions to the Annual Meeting, which will be held at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland, you may send a request to our Company Secretary at

Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland.

17.    What are the Irish statutory financial statements?

Since we are an Irish company, we are required to prepare Irish statutory financial statements, including the respective reports of the directors and the auditors thereon, under applicable Irish company law; to deliver those statutory financial statements to our shareholders of record prior to the Annual Meeting; and to present those statutory financial statements at the Annual Meeting. The Irish statutory financial statements cover the results of operations and financial position of the Company for our fiscal year 2018, and are prepared in accordance with generally accepted accounting principles in the United States to the extent the use of such principles does not contravene any provision of the Irish

Companies Act 2014, or any regulation thereunder. There is no requirement under Irish law that our Irish statutory financial statements be approved by our shareholders, and no such approval will be sought at the Annual Meeting. Our Irish statutory financial statements are available on our website at http://ir.prothena.com/irish. We will mail without charge, upon written request, a copy of our Irish statutory financial statements to beneficial owners of our shares. Such requests should be sent to our Company Secretary at Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland.

6	2019 PROXY STATEMENT

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We have seven directors serving on our Board of Directors, who are shown in the table below. The Company’s Constitution requires that at least one-third (which, if not a round number, is rounded to the number which is nearest to and less than one-third) of the directors must stand for re-election at each annual general meeting of shareholders, and that directors must stand for re-election no later than the third annual general meeting subsequent to their election or appointment to the Board. Generally, vacancies on the Board may be filled only by ordinary resolution of the Company’s shareholders or the affirmative vote of a majority of the remaining directors. A director appointed by the Board to fill a vacancy will serve until the subsequent annual general meeting and must stand for election at that time.

Name	Position with Prothena
Lars G. Ekman, M.D., Ph.D.	Chairman of the Board, Independent Director
Gene G. Kinney, Ph.D.	President and Chief Executive Officer, Director
Richard T. Collier	Independent Director
Shane M. Cooke	Independent Director
K. Anders O. Härfstrand, M.D., Ph.D.	Independent Director
Christopher S. Henney, Ph.D., D.Sc.	Independent Director
Dennis J. Selkoe, M.D.	Independent Director

Our Board is divided into the following groups:

•	Dr. Härfstrand and Dr. Henney, whose current terms will expire at the Annual Meeting;
•	Dr. Ekman, Dr. Kinney and Dr. Selkoe, whose current terms will expire no later than the annual general meeting of shareholders to be held in 2020; and
•	Mr. Collier and Mr. Cooke, whose current terms will expire no later than the annual general meeting of shareholders to be held in 2021.

Dr. Härfstrand and Dr. Henney have been nominated by the Board to stand for re-election. If re-elected by our shareholders at the Annual Meeting, Dr. Härfstrand and Dr. Henney will each hold office from the date of his election until no later than the third subsequent annual general meeting of shareholders (i.e., in 2022), or until his earlier death, resignation or removal.

In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting; if a director nominee does not receive this majority vote, he will not be elected to our Board. In the event that any nominee becomes unavailable for election as a result of an unexpected occurrence, the proxy holders may vote your shares for the election of any substitute nominee who the Board proposes. Each person nominated for election has consented to being named as a nominee in this Proxy Statement and agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is certain biographical information for each nominee for director and each director whose term as a director will continue after the Annual Meeting. The following includes information regarding each director’s individual experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a director, in light of our business and structure.

2019 PROXY STATEMENT	7

PROPOSAL NO. 1 − ELECTION OF DIRECTORS

Nominees for Election to Terms Expiring No Later than the Annual General Meeting of Shareholders in 2022

K. Anders O. Härfstrand, M.D., Ph.D., is Chairman of Härfstrand Consulting AG (a pharmaceutical/biotechnology consulting firm), which he founded in 2010. Dr. Härfstrand also served as Chief Executive Officer of BBB Therapeutics BV (a biopharmaceutical company) from 2014 to 2015. Prior to that, he was President and Chief Executive Officer, Europe of Makhteshim Agan Industries Ltd. (an agrichemicals company) from 2013 to 2014; President and Chief Executive Officer of Humabs BioMed SA (a biotechnology company) from 2011 to 2012; and Chief Executive Officer of Nitec Pharma AG (a biopharmaceutical company) from 2007 to 2010. Dr. Härfstrand serves as a director of Karolinski Development AB (a biopharmaceutical investment company). He also served in various executive and management roles at Serono, Pfizer and Pharmacia, and in non-executive roles on a number of Supervisory Boards in Europe. Dr. Härfstrand earned his M.D. and Ph.D. in neuropharmacology endocrinology from Karolinska Institute in Sweden. He has served on our Board since 2015. Age: 62

The Board concluded that Dr. Härfstrand should continue to serve as a director given his significant management, operational and commercial experience from serving in executive positions with a number of biopharmaceutical companies. The Board also considered his scientific background and work experience in a broad range of geographies.

Christopher S. Henney, Ph.D., D.Sc., is Vice-Chairman of the Board of Cyclacel Pharmaceuticals, Inc. Inc. From 1995 to 2004, he served as Chairman of the Board and Chief Executive Officer of Dendreon Corporation, a biotechnology company that he co-founded. Dr. Henney also co-founded and served as a director and in executive positions at Immunex Corporation and ICOS Corporation (both biotechnology companies). He was Chairman of the Board of Cascadian Therapeutics, Inc. (a biotechnology company) from 2006 to 2018, where he also served as interim President and Chief Executive Officer for part of 2016, and served as a director of Anthera Pharmaceuticals, Inc. (a biopharmaceutical company) from 2008 to 2018. Dr. Henney is a 2011 inductee to The Biotechnology Hall of Fame. He earned his B.Sc. in medical biochemistry, his Ph.D. in experimental pathology and his D.Sc. for contributions to the field of immunology from the University of Birmingham, England. Dr. Henney has served on our Board since 2013. Age: 78

The Board concluded that Dr. Henney should continue to serve as a director given his significant scientific, operational, commercial and management experience from founding and serving in executive positions with a number of biotechnology companies. The Board also considered his experience serving on the boards of directors at a number of public and private companies in the pharmaceutical/biotechnology industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
RE-ELECTION, BY SEPARATE RESOLUTIONS, OF K. ANDERS O. HÄRFSTRAND AND
CHRISTOPHER S. HENNEY AS DIRECTORS.

8	2019 PROXY STATEMENT

PROPOSAL NO. 1 − ELECTION OF DIRECTORS

Directors Continuing in Office Until No Later than the Annual General Meeting of Shareholders in 2020

Lars G. Ekman, M.D., Ph.D., is Chairman of our Board of Directors, a position he has held since 2012. He is an executive partner at Sofinnova Ventures, Inc. (a venture capital firm), a position he has held since 2008. Dr. Ekman is also Chairman of the Board of Sophiris Bio Inc. (a biopharmaceutical company), where he also served as President from 2011 to 2012. He also is Chairman of the Board of Amarin Corporation plc, serves as a director of Spark Therapeutics, Inc. and Ultragenyx Pharmaceutical Inc., served as a director of Ocera Therapeutics, Inc. (from 2009 to 2015) and served as a director of InterMune Inc. (from 2006 to 2014). Dr. Ekman co-founded Cebix Incorporated, where he served as Chief Executive Officer from 2009 to 2012. He was President of Research & Development at Elan Corporation, plc (from 2001 to 2007), where he also served as a director (from 2005 to 2012). From 1997 to 2001, Dr. Ekman was Executive Vice President, Research & Development at Schwarz Pharma AG. Prior to that, he held various senior positions at Pharmacia Corporation. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He earned his Ph.D. and M.D. from the University of Gothenburg, Sweden. Dr. Ekman has served on our Board since 2012. Age: 69

The Board concluded that Dr. Ekman should serve as a director given his significant scientific, operational and management experience gained as a research scientist and in managing research and development functions engaged in drug discovery with a number of companies in the pharmaceutical industry. The Board also considered his clinical background, his venture capital experience in the life science industry, and his experience serving on the boards of directors at a number of public and private companies in the pharmaceutical/biotechnology industry.

Gene G. Kinney, Ph.D., has served as our President and Chief Executive Officer since 2016. Prior to that, he was our Chief Operating Officer for part of 2016, and prior to that he was our Chief Scientific Officer and Head of Research and Development from 2012 to 2016. From 2009 to 2012, Dr. Kinney was Vice President, Pharmacology and then Senior Vice President of Pharmacological Sciences at Elan Pharmaceuticals, Inc.; while in those positions, he also served as Head of Nonclinical Research for Janssen Alzheimer Immunotherapy R&D. From 2001 to 2009, Dr. Kinney was Senior Director, Head of Central Pharmacology and acting lead for Bioanalytics & Pathology at the Merck Research Laboratories, where he contributed to the strategic direction and oversight of drug discovery activities and led a number of non-clinical discovery and clinical development programs targeted for the treatment of neurodegenerative and psychiatric conditions. Dr. Kinney also held positions at Bristol-Myers Squibb and was an Assistant Professor at the Emory University School of Medicine, Department of Psychiatry and Behavioral Sciences. He earned his B.A. from Bloomsburg University and his M.A. and Ph.D. from Florida Atlantic University. Dr. Kinney has served on our Board since 2016. Age: 50

The Board concluded that Dr. Kinney should serve as a director given his role as the Company’s President and Chief Executive Officer and his extensive scientific and operational knowledge of our business and its drug discovery and development programs, from his tenure with the Prothena business when it was a part of Elan as well as since its separation from Elan. The Board also considered his significant experience as a research scientist in immunotherapy for the treatment of diseases involving amyloid or cell adhesion, as well as his experience gained from serving in key research and development roles in other biotechnology companies.

Dennis J. Selkoe, M.D., is the Vincent and Stella Coates Professor of Neurologic Diseases at Harvard Medical School and co-director of the Ann Romney Center for Neurologic Diseases at Brigham and Women’s Hospital in Boston, positions he has held since 2000 and 1985, respectively. He has served on the faculty at Harvard Medical School since 1978. Dr. Selkoe was the principal founding scientist and served as a director of Athena Neurosciences, Inc. until it was acquired by Elan Corporation, plc in 1996. He has received numerous honors, including the Mathilde Solowey Award in the Neurosciences (NIH), the Potamkin Prize (American Academy of Neurology), the A.H. Heineken Prize for Medicine (The Netherlands), the Pioneer Award and the Lifetime Achievement Award (Alzheimer’s Association), the George C. Cotzias Lecture of the American Academy of Neurology and the Ulysses Medal of University College Dublin. Dr. Selkoe is a Fellow of the American Academy of Neurology, the American Association for the Advancement of Science and the American College of Physicians, an elected member of the National Academy of Medicine and a director of the Foundation for Neurologic Diseases. He served as a director of Elan from 1996 to 2013. Dr. Selkoe earned his B.A. from Columbia University and his M.D. from the University of Virginia. He has served on our Board since 2013. Age: 75

The Board concluded that Dr. Selkoe should serve as a director given his significant experience as both a research scientist and a practicing clinician, and in particular his expertise in the pre-clinical and clinical features of neurodegenerative diseases, especially Parkinson’s disease and Alzheimer’s disease. The Board also considered his lengthy experience as a director of a global public company in the pharmaceutical/biotechnology industry.

2019 PROXY STATEMENT	9

PROPOSAL NO. 1 − ELECTION OF DIRECTORS

Directors Continuing in Office Until No Later than the Annual General Meeting of Shareholders in 2021

Richard T. Collier is the former Executive Vice President and General Counsel of Elan Corporation, plc (a pharmaceutical company), a position he held from 2004 to 2010. Prior to that, he served as Senior Vice President and General Counsel of Rhone-Poulenc Rorer Inc., Pharmacia & Upjohn Company and Pharmacia Corporation (all pharmaceutical companies). Mr. Collier was an Adjunct Professor of Law at the Temple University Beasley School of Law, where he taught drug and medical device law, from 2004 to 2017. He also practiced law at two leading Philadelphia-based law firms and with the U.S. Federal Trade Commission and U.S. Department of Justice. Mr. Collier earned both his B.A. and his J.D. (law degree) from Temple University. He has served on our Board since 2012. Age: 65

The Board concluded that Mr. Collier should serve as a director given his extensive legal and management experience as a senior executive with a number of global pharmaceutical companies. The Board also considered his extensive knowledge of and experience with laws and regulations applicable to the pharmaceutical industry.

Shane M. Cooke is the former President of Alkermes plc (a biopharmaceutical company), a position he held from 2011 to 2018. Prior to that, he served as Head of Elan Drug Technologies and Executive Vice President of Elan Corporation, plc (from 2007 to 2011), where he also served as Chief Financial Officer (from 2001 to 2011) and as a director (from 2005 to 2011). Mr. Cooke has also held a number of senior positions in finance in the banking and aviation industries. He is also a director of Alkermes plc, Endo International plc and UDG Healthcare plc. Mr. Cooke earned his Bachelor of Commerce and Master of Accounting degrees from University College Dublin, Ireland, and is a chartered accountant. He has served on our Board since 2012. Age: 56

The Board concluded that Mr. Cooke should serve as a director given his significant operational, financial, commercial and management experience in the biotechnology industry, as well as his qualification as a chartered accountant. The Board also considered his Irish residency and experience as a director and an executive officer of other Irish companies traded on U.S. stock exchanges.

10	2019 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD MATTERS

Overview

We are committed to exercising good corporate governance practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on our website at http://ir.prothena.com/corporate-governance, our Corporate Governance Guidelines, the charters for our Audit,

Compensation and Nominating and Corporate Governance Committees and our Code of Conduct. We believe that our corporate governance policies and practices ensure that our independent directors effectively oversee our management - including the performance of our Chief Executive Officer - and provide an effective and appropriately balanced Board governance structure.

Independence of Directors

Rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of the members of a listed company’s board of directors must qualify as “independent directors” as defined by Nasdaq rules and affirmatively determined by the board of directors.

Our Board has determined that, with the exception of Dr. Kinney, all members of our Board are “independent directors” as defined by Nasdaq rules. Dr. Kinney is not an independent director because he is our President and Chief Executive Officer.

Board Role in Risk Oversight

Our Board is responsible for the oversight of risk, while management is responsible for the day-to-day management of risk. The Board fulfills this oversight role directly and through certain of its committees. In particular, our Board reviews strategic as well as operational risks as an element of its review of strategic and operational plans and programs. The Audit Committee of the Board periodically reviews the

Company’s major risk exposures and the steps management has undertaken to control them; oversees internal controls and other activities to manage financial risks; and periodically reviews the Company’s policies, programs and systems intended to ensure compliance with applicable laws and ethical standards.

Board Leadership Structure

Our Chairman of the Board and our Chief Executive Officer are currently separate individuals. Dr. Ekman serves as Chairman of the Board, and Dr. Kinney serves as our President and Chief Executive Officer. In his role as Chairman, Dr. Ekman provides leadership to the Board; approves Board meeting schedules and agendas; presides over all Board meetings, including regular executive sessions of the independent directors; and serves as the primary liaison between the independent directors and our Chief Executive Officer and other members of management. Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make changes as it deems appropriate.

2019 PROXY STATEMENT	11

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Committees

Our Board has the following standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The composition and responsibilities of each of these Committees are described below. Members serve on these Committees until their resignation or until otherwise determined by our Board.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lars G. Ekman
Richard T. Collier
Shane M. Cooke
K. Anders O. Härfstrand
Christopher S. Henney
Gene G. Kinney
Dennis J. Selkoe
Committee Chair	Member

Audit Committee

Our Audit Committee’s primary purposes are to oversee our corporate accounting and financial reporting processes and the audits and reviews of our financial statements, and our legal and ethical compliance activities. Among other matters, the Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm (the “auditor”); reviewing and confirming the auditor’s independence; periodically reviewing the adequacy and effectiveness of the Company’s internal control over financial reporting; reviewing with the management and the auditor the audited and reviewed financial statements to be included in the Company’s annual and quarterly reports, respectively, filed with the SEC; reviewing the Company’s major risk exposures and steps to control them; and reviewing the Company’s policies, program and systems intended to ensure compliance with applicable laws and ethical standards.

The current members of our Audit Committee are Mr. Collier, Mr. Cooke and Dr. Henney. Mr. Cooke serves as the chairman of the Committee. Each member of the Committee is an “independent director” and meets the heightened independence requirements, and also meets the financial literacy requirements, under Nasdaq rules. Our Board has determined that Mr. Cooke and Dr. Henney are each an “audit committee financial expert” as defined under SEC rules and each has the requisite additional financial sophistication required under Nasdaq rules. The Audit Committee operates under a written charter, a copy of which is available on our website at http://ir.prothena.com/corporate-governance.

Compensation Committee

Our Compensation Committee’s primary purposes are to consider and approve all compensation of our executive officers other than our chief executive officer (our “CEO”) and consider and recommend to the Board all compensation of our CEO; consider and recommend to the Board all director compensation; and administer or oversee our compensation plans (including equity compensation plans).

The current members of our Compensation Committee are Dr. Ekman, Dr. Henney and Dr. Selkoe. Dr. Selkoe serves as the chairman of the Committee. Each member of the Committee is an “independent director” and otherwise meets the independence requirements under Nasdaq rules and is a “non-employee director” as defined in Rule 16b-3 under the

12	2019 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD MATTERS

Exchange Act. The Committee operates under a written charter, a copy of which is available on our website at http://ir.prothena.com/corporate-governance.

Our CEO makes recommendations to the Compensation Committee on compensation to executive officers other than himself. He also makes recommendations to the Board and the Compensation Committee on what should be the Company objectives that drive annual performance-based incentive compensation (cash bonuses). Following completion of the fiscal year, he provides his assessment of the Company’s performance relative to those objectives, as well as the individual performance of executive officers other than himself. Certain of our executive officers and other members of management provide data and other information to the Committee’s compensation consultant (discussed below), as requested by that consultant. Our executive officers do not determine or recommend the amount or form of director compensation.

The Compensation Committee utilizes a compensation consultant to provide advice and recommendations to the Committee on the amounts and forms of executive and director compensation. The Committee is directly responsible for the appointment, compensation and oversight of its compensation consultants, and is responsible for assessing the independence of those consultants after consideration of the independence factors prescribed by Nasdaq rules.

The Compensation Committee directly engaged Radford, an AonHewitt Company, to provide advice and recommendations on executive as well as director compensation for our fiscal year 2018. The Committee assessed Radford’s independence prior to that engagement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s primary purposes are to identify individuals qualified to become Board members, and recommend to the Board qualified individuals to be nominated for election or appointment to the Board; make recommendations to the Board regarding composition of the Board and its committees; develop and implement annual evaluations of the Board; develop and implement regular performance evaluations of our CEO; develop a succession plan for our CEO; and develop corporate governance guidelines applicable to the Company.

The current members of our Nominating and Corporate Governance Committee are Mr. Collier, Dr. Härfstrand and Dr. Selkoe. Mr. Collier serves as the chairman of the Committee. Each member of the Committee is an “independent director” under Nasdaq rules. The Committee operates under a written charter, a copy of which is available on our website at http://ir.prothena.com/corporate-governance.

The Nominating and Corporate Governance Committee is responsible for determining the qualifications of nominees for election and candidates for appointment as directors, and for identifying, evaluating and then recommending to the Board such nominees or candidates. The Committee reviews periodically the composition and size of the Board, and makes recommendations to the Board as it deems necessary or appropriate so that the Board as a whole reflects the appropriate balance and diversity of knowledge, skills and experience. Nominees or candidates are expected to possess and have demonstrated breadth and depth of management and leadership experience, financial and/or business acumen and relevant industry or scientific experience, high integrity, sufficient time to devote to the Company’s business, and a demonstrated ability to think independently but work collaboratively with other members of the Board and the Company’s management. In recommending candidates for election or appointment to the Board, the Committee considers each nominee’s or candidate’s knowledge, skills and experience, according to the foregoing criteria, as well as his or her independence under Nasdaq and SEC rules. The Committee evaluates each nominee or candidate in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

While the Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Committee initiated a search earlier this year for a new director and diversity is a top priority of that search.

To assist the Nominating and Corporate Governance Committee in identifying potential directors who meet the criteria and priorities established from time to time and facilitate the evaluation of such potential directors, the Committee may retain third-party search firms, and has retained such a firm for the recently-initiated search for a new director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. For a shareholder to make any nomination for election to the Board at an annual general meeting of shareholders, the shareholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s registered office (Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands,

2019 PROXY STATEMENT	13

CORPORATE GOVERNANCE AND BOARD MATTERS

Dublin 2, D02 T804, Ireland, Attention: Company Secretary) not less than 90 days and not more than 150 days prior to the one-year anniversary of the date the Company’s proxy statement was first released in connection with the prior year’s annual general meeting; provided, that if the date of the annual general meeting is more than 30 days from the one-year anniversary of the date of the prior year’s annual general meeting, the shareholder’s notice must be delivered, or mailed and received, not earlier than 150 days and no later than 90 days prior to the date of the annual general meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual general meeting is first made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our Constitution. As set forth in our Constitution, submissions must include the information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act and written consent from the proposed nominee to being named in the proxy statement as a nominee and to serving as a director of the Company. Our Constitution also specifies further requirements as to the form and content of a shareholder’s notice. We recommend that any shareholder who wishes to make a nomination for director review our Constitution, which we have previously publicly filed with the SEC and is also available, without charge, from our Company Secretary at Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland.

Meetings of the Board and Committees, Meeting Attendance and Shareholder Meeting Attendance

During our fiscal year 2018, our Board met six times, our Audit Committee met seven times, our Compensation Committee met five times, and our Nominating and Corporate Governance Committee met four times.

During our fiscal year 2018, each of our directors attended at least 75% of all meetings of the Board and committees of the Board of which the director was a member.

We encourage all of our directors and nominees for director to attend our annual general meetings of shareholders; however, attendance is not mandatory. All of our directors attended our annual general meeting of shareholders in 2018.

Other Corporate Governance Matters

Corporate Governance Guidelines. As a part of our Board’s commitment to enhancing shareholder value over the long term, our Board has adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines cover, among other topics, board composition, director independence, new director orientation and continuing education, annual Board performance evaluations, Board and director responsibilities, director access to management and independent advisors, Board committees and director compensation. Our Corporate Governance Guidelines are available on our website at http://ir.prothena.com/corporate-governance.

Majority Voting for Election of Directors. Our directors are elected by the affirmative vote of a majority of the votes cast by our shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to our Board. Accordingly, there is no “holdover” rule under Irish law or our Constitution.

Staggered Board. Our Board is divided into three groups and our Constitution requires that at least one-third (which, if not a round number, is rounded to the number which is nearest to and less than one-third) of the directors must stand for re-election at each annual general meeting, and that directors must stand for re-election no later than the third annual general meeting subsequent to their election or appointment to the Board. However, under Irish law and our Constitution, our directors may be removed at any time with or without cause by the affirmative vote of a majority of the votes cast by shareholders. Under Irish law, shareholders holding 10% or more of the total voting rights of the Company can at any time requisition an extraordinary general meeting (i.e., a special meeting) to vote on the removal of any or all of our directors and, if desired, the appointment of replacement directors.

Shareholder Ability to Call Extraordinary Meetings. As noted above, Irish law provides that shareholders holding 10% or more of the total voting rights can at any time request that the directors call an extraordinary general meeting. The shareholders who wish to request an extraordinary general meeting must deliver to our principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of

14	2019 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD MATTERS

them) may themselves convene a meeting within a specified period, but any meeting so convened cannot be held after the expiration of three months from the date of delivery of the request.

Compensation Governance. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation governance practices are described in this Proxy Statement under the heading Compensation Discussion and Analysis — Executive Summary — Compensation Governance and Best Practices.

Code of Conduct. We have a Code of Conduct that applies to all of our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Conduct is available on our website at http://ir.prothena.com/corporate-governance. We will provide to any person without charge, upon request, a copy of that Code of Conduct; such a request may be made by sending it to our Company Secretary at Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland. If we make any amendment to, or waiver from, a provision of our Code of Conduct that we are required to disclose under SEC rules, we intend to satisfy that disclosure requirement by posting such information on our website at http://ir.prothena.com/corporate-governance.

Anti-Hedging/Pledging Policies. Our Code of Conduct expressly prohibits our directors, executive officers and employees from engaging in speculative transactions in Company securities, including short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions. We also have an Insider Trading Compliance Policy that further prohibits our directors, executive officers and employees from entering into any form of hedging or monetization transaction with respect to Company securities and from pledging such securities as collateral for any loans, including purchasing any Company securities on margin.

Shareholder Communications with the Board. Any shareholder who desires to communicate with the Board or any specified individual director, may do so by directing such correspondence to the attention of our Company Secretary at Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland. The Company Secretary will forward the communication to the Board members or individual director as appropriate.

2019 PROXY STATEMENT	15

DIRECTOR COMPENSATION

Our non-employee directors, other than the Chairman of the Board, each receive an annual cash retainer fee of $60,000. Our Chairman receives an annual cash retainer fee of $90,000. In addition, all of our non-employee directors who serve on or chair a Board committee receive the following annual committee fees:

Committee	Chair	Other Member
Audit Committee	$20,000	$9,000
Compensation Committee	15,000	6,000
Nominating and Corporate Governance Committee	10,000	5,000

All of these fees are paid in quarterly installments.

Each of our non-employee directors is awarded annually, on the first business day following each annual general meeting of the shareholders, a nonqualified stock option to acquire 12,000 of the Company’s ordinary shares. These options vest on the earlier of the first anniversary of the grant date or the day prior to the next annual general meeting of shareholders (subject to continuous service as a director until such vesting date, except in the event of certain terminations of service) and has a ten-year term.

Any new non-employee director is awarded, on the first business day following the date of initial appointment or election to the Board, a nonqualified stock option to acquire 20,000 of the Company’s ordinary shares. This option vests in equal annual installments over three years following the grant date with the final year vesting date being the earlier of the third anniversary of the grant date or the day prior to the annual general meeting of shareholders for that year (subject to continuous service as a director until each such vesting date, except in the event of certain terminations of service) and has a ten-year term.

All of these options are awarded under our 2018 Long Term Incentive Plan (our “2018 LTIP”) and have a per share exercise price equal to the closing market price of our ordinary shares on the date of grant.

Our sole non-independent director, Dr. Kinney (our President and Chief Executive Officer), does not receive any additional compensation for his service on our Board.

The following table sets forth the compensation paid to our non-employee directors in our fiscal year 2018.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Lars G. Ekman	96,000	142,422	238,422
Richard T. Collier	79,000	142,422	221,422
Shane M. Cooke	80,000	142,422	222,422
K. Anders O. Härfstrand	65,000	142,422	207,422
Christopher S. Henney	75,000	142,422	217,422
Dennis J. Selkoe	80,000	142,422	222,422
(1)	Consists of retainer, committee chair and committee service fees, as described in the narrative above.
(2)	Consists of nonqualified stock options awarded under the 2018 LTIP. These amounts do not reflect compensation actually received. Rather, these amounts represent the grant date fair value of the options awarded, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. For a discussion of the assumptions made in calculating the values reflected, see Note 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for our fiscal year 2018, filed with the SEC (our “Form 10-K”). The amounts reported represent the grant date fair value of options granted on May 16, 2018 to acquire 12,000 of the Company’s ordinary shares, which options have an exercise price of $16.43 per share (the fair market value per share on the date of grant), vest on the earlier of the first anniversary of the grant date or the day prior to the next annual general meeting of shareholders (subject to continuous service as a director until such vesting date) and have a ten-year term.

As of the end of our fiscal year 2018, the total number of shares subject to outstanding option awards held by each non-employee director were as set forth in the following table. No other equity awards were held by our non-employee directors as of the end of our fiscal year 2018. Awards made prior to 2018 were made under our 2012 Long Term Incentive Plan (as amended and restated).

Name	Outstanding Option Awards (Shares)
Lars G. Ekman	149,000
Richard T. Collier	104,000
Shane M. Cooke	104,000
K. Anders O. Härfstrand	69,000
Christopher S. Henney	68,100
Dennis J. Selkoe	57,500

16	2019 PROXY STATEMENT

PROPOSAL NO. 2
RATIFICATION, IN A NON-BINDING VOTE, OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2019 AND AUTHORIZATION, IN A BINDING VOTE, OF OUR BOARD OF DIRECTORS, ACTING THROUGH ITS AUDIT COMMITTEE, TO APPROVE THE REMUNERATION OF THAT AUDITOR

The Audit Committee is responsible for the appointment of our independent accounting firm. The Audit Committee has appointed KPMG LLP, a registered public accounting firm, as our independent accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2019, and our shareholders are being asked to ratify that appointment and authorize the Board of Directors, acting through its Audit Committee, to approve the remuneration of KPMG LLP as our auditor. Neither our Constitution nor Irish law requires shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Our Board is nonetheless submitting the appointment of KPMG LLP to our shareholders for ratification, in a non-binding vote, as a matter of good governance practice. The Board is also requesting that shareholders authorize, in a binding vote, the Board, acting through its Audit Committee, to approve the remuneration of KPMG LLP as our auditor.

If our shareholders fail to ratify such appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain KPMG LLP, but may still determine to maintain its appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year 2019. Even if the appointment of KPMG LLP is ratified by our shareholders, the Audit Committee may appoint a different independent registered public accounting firm at any time if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

KPMG LLP has audited our financial statements since the year ended December 31, 2012. Representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to KPMG

The following table sets forth fees paid to KPMG LLP for services provided to the Company for our fiscal years ended December 31, 2018 and 2017.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$733,418	$794,457
Audit-Related Fees	—	—
Tax Fees(2)	312,608	92,413
All Other Fees	—	—
Total Fees	$1,046,026	$886,870
(1)	Consists of fees and out-of-pocket expenses related to the audits for our annual financial statements, reviews of our quarterly financial statements, audits of our Irish statutory accounts and consents relating to registration statements.
(2)	Consists of fees and out-of-pocket expenses for tax consultation and compliance services.
2019 PROXY STATEMENT	17

PROPOSAL NO. 2 − RATIFICATION OF APPOINTMENT OF AUDITOR

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring that the Company obtain the Committee’s pre-approval of all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Under those policies and procedures, all such services must be pre-approved by the Committee (although certain services may be pre-approved by the

Chairman of the Committee with Committee ratification at the next Committee meeting). Before pre-approving services, the Committee considers the estimated fees for those services and whether those services might impair KPMG LLP’s independence. Pursuant to these policies and procedures, the Audit Committee pre-approved all services provided by KPMG LLP for our fiscal years 2018 and 2017.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION,
IN A NON-BINDING VOTE, OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2019 AND AUTHORIZATION,
IN A BINDING VOTE, OF OUR BOARD OF DIRECTORS, ACTING THROUGH ITS AUDIT
COMMITTEE, TO APPROVE THE REMUNERATION OF THAT AUDITOR.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.prothena.com/corporate-governance. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2018.

The Audit Committee reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with KPMG LLP their independence, and received from KPMG LLP and reviewed the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the U.S. Securities and Exchange Commission.

Shane M. Cooke (Committee Chairman)
Richard T. Collier
Christopher S. Henney

18	2019 PROXY STATEMENT

PROPOSAL NO. 3
APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS NAMED IN THIS PROXY STATEMENT (“SAY-ON-PAY”)

Summary

We are providing our shareholders with the opportunity to vote on a resolution to approve, on an advisory (non-binding) basis, the compensation of our named executive officers - our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers. This advisory shareholder vote pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 - commonly known as “Say-on-Pay” - gives our shareholders the opportunity to endorse or not endorse the named executive officer compensation as described and explained in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this Proxy Statement. We encourage you to carefully review that information.

We believe that the compensation of our named executive officers for fiscal year 2018 was aligned with the Company’s performance during 2018 and its go-forward strategy. As is described in the Compensation Discussion and Analysis:

•	We Made Significant Advances in our Clinical Development Pipeline. During fiscal year 2018, we made significant progress in advancing clinical development of two of our potential therapies:
○	PRX004 is our investigational monoclonal antibody for the potential treatment of ATTR amyloidosis. In 2018, we presented new preclinical research related to PRX004 at the 16th International Symposium on Amyloidosis (ISA), including data on our proprietary assay that specifically detects circulating non-native hereditary TTR (hATTR) in plasma across multiple TTR mutations and data showing that conformation-specific antibodies target non-native or misfolded TTR (misTTR) and the capability of inducing immune-mediated clearance through phagocytosis. Also in 2018, we announced the initiation of first-in-human dosing in a Phase 1 clinical study of PRX004 in patients with hATTR amyloidosis. That Phase 1 study includes the use of our proprietary misTTR assay and continues to enroll patients.
○	Prasinezumab (PRX002/RG7935) is our investigational monoclonal antibody for the potential treatment of

Parkinson’s disease and other related synucleinopathies. In 2017, Roche, with whom we have a worldwide collaboration for prasinezumab, initiated the global Phase 2 PASADENA clinical study in patients with early Parkinson’s disease. During 2018, we actively engaged with Roche in advancing this program, which completed enrollment of the Phase 2b PASADENA study with 316 patients.

•	We Advanced our Discovery Pipeline. During fiscal year 2018, we advanced several discovery-stage programs for neurodegenerative diseases that lack effective therapies, including Alzheimer’s disease (AD), frontotemporal dementia (FTD) and amyotrophic lateral sclerosis (ALS), and announced that we expect to initiate cell-line development of a lead candidate in two of those programs. In addition, we entered into a global research and development collaboration with Celgene Corporation to pursue new therapies for a broad range of neurodegenerative diseases. That collaboration is focused on three targets implicated in the pathogenesis of several neurodegenerative diseases. Under that collaboration, Celgene made an upfront payment to us of $100 million, as well as a further payment of approximately $50 million to subscribe to shares in Prothena, with future potential option exercise payments, regulatory and commercial milestones, plus royalties on net sales of any resulting marketed products.
•	We Carefully Managed our Cash. During fiscal year 2018, we judiciously managed our capital. Our 2018 cash “burn” from operating and investing activities was $30 million, well below the low end of our revised guidance of $40-$50 million, while still progressing our multiple development programs as described above. We finished 2018 with $432 million in cash, cash equivalents and restricted cash, well above our revised guidance of $421 million and providing a solid financial foundation for continuing to advance the Company’s multiple discovery and clinical development programs.

Despite these accomplishments, we had a disappointment in our development program for NEOD001, our investigational monoclonal antibody for the potential treatment of AL

2019 PROXY STATEMENT	19

PROPOSAL NO. 3 − “SAY-ON-PAY”

amyloidosis. In April 2018, we announced the discontinuation of the NEOD001 program based on results from the Phase 2b PRONTO clinical study and a futility analysis of the Phase 3 VITAL clinical study of NEOD001. Following that discontinuation of the NEOD001 program, in May 2018, we commenced a significant reorganization to reduce our operating costs and better align our resources toward advancing our broad neuroscience pipeline. That reorganization was completed by year-end and included a reduction of our workforce - across all functions - by nearly 60%.

In order to retain our continuing employees and ensure they remain focused on and aligned with our shareholders in advancing our continuing research and development programs, the Compensation Committee of our Board determined that it was an imperative to grant to all of those employees - including our named executive officers - one-time retention equity awards in the form of stock options. As is further explained in our Compensation Discussion and Analysis, the Committee determined that those retention awards were necessary and appropriate given the destabilizing effect of our reorganization, the increasingly competitive environment for the kind of highly-skilled and talented employees who are essential to continuing our mission and achieving our goals, and the substantially reduced retention value of stock options previously granted to our continuing employees.

Specifically, as of June 1, 2018, 87.7% of our outstanding stock options were underwater, with a weighted-average exercise price of $36.41 per share and individual option exercise prices ranging up to $67.64 per share as compared to the $13.69 per share closing price of our ordinary shares on June 1, 2018. Accordingly, the Committee believed that our employees had a limited opportunity to participate in any future appreciation in the value of our ordinary shares, and that this resulted in outstanding options holding insufficient retention value for our employees, putting us at risk of not being able to retain our most experienced and skilled employees needed to advance our continuing research and development pipeline and provided for insufficient alignment of our employees’ interests with those of our shareholders.

The Committee therefore approved in June 2018 granting one-time retention stock options to our named executive officers and all of our other continuing employees. Since stock options compensate our named executive officers only if our share price increases after the date of grant and the executive officer remains employed for the periods required for the option to become exercisable, the Committee considered stock options to be the most appropriate and effective retention tool.

The other components of executive compensation paid to our named executive officers in 2018 were largely consistent with what was provided in prior years.

20	2019 PROXY STATEMENT

PROPOSAL NO. 3 − “SAY-ON-PAY”

Board Recommendation

Our Board believes that the information provided above and in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this Proxy Statement demonstrate that our executive compensation programs were designed appropriately and are working to ensure that our management’s interests are aligned with our shareholders’ interests and support long-term value creation, and that those interests were well-served in fiscal year 2018. Accordingly, we are asking shareholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Prothena Corporation plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures set forth in this Proxy Statement.

The vote on this Proposal No. 3 is advisory, and therefore not binding on the Company, our Board or its Compensation Committee. Although non-binding, our Board and its Compensation Committee will review and consider the voting on this Proposal No. 3 when making future decisions regarding compensation of our named executive officers. Unless our Board modifies its determination on the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will be held at the next annual general meeting of our shareholders, in 2020.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS.

2019 PROXY STATEMENT	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our ordinary shares as of March 11, 2019 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;
•	each of our directors;
•	each of our executive officers named in the Summary Compensation Table below; and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner named below is c/o Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
	Shares	Shares Acquirable Within 60 Days(2)	Total Shares Deemed Beneficially Owned	Percent of Outstanding Shares(3)
5% Shareholders:
Entities Associated with Woodford Investment Management Ltd(4) 9400 Garsington Road Oxford OX4 2HN, United Kingdom	11,924,614	—	11,924,614	29.9%
Entities Associated with Fidelity Investments(5) 245 Summer Street Boston, MA 02210, U.S.A.	4,910,430	—	4,910,430	12.3%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055, U.S.A.	3,354,654	—	3,354,654	8.4%
Entities Associated with Wellington Management Group LLP(7) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210, U.S.A.	2,138,787	—	2,138,787	5.4%

Directors and Named Executive Officers:
Lars G. Ekman	243	137,000	137,243	*
Richard T. Collier	1,219	92,000	93,219	*
Shane M. Cooke	—	92,000	92,000	*
K. Anders O. Härfstrand	—	57,000	57,000	*
Christopher S. Henney	—	56,100	56,100	*
Dennis J. Selkoe(8)	4,208	45,500	49,708	*
Gene G. Kinney	2,793	442,781	445,574	1.1%
Tran B. Nguyen	3,200	365,416	368,616	*
Carol D. Karp	—	75,833	75,833	*
A. W. Homan(9)	2,000	194,166	196,166	*
Wagner M. Zago	—	118,641	118,641	*
All 13 directors and executive officers as a group	13,663	1,753,810	1,767,473	4.4%
*	Represents beneficial ownership of less than one percent of the Company’s issued and outstanding ordinary shares.
(1)	Represents ordinary shares. Beneficial ownership is determined in accordance with Securities and Exchange Commission (the “SEC”) rules and generally includes voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in this table have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	For purposes of this table, a person is deemed to have beneficial ownership of our ordinary shares which such person has the right to acquire on or within 60 days after March 11, 2019. The shares reported in this column consist solely of shares that may be acquired by exercise of NQSOs (nonqualified stock options) granted under our Amended and Restated 2012 Long Term Incentive Plan or our 2018 Long Term Incentive Plan.
(3)	The percentage of outstanding shares is based on the 39,863,711 ordinary shares issued and outstanding on March 11, 2019. However, for purposes of computing the percentage of outstanding ordinary shares beneficially owned by each person or group of persons, any shares which such person or group of persons has a right to acquire on or within 60 days after March 11, 2019 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage of beneficial ownership of any other person.
22	2019 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(4)	As reported on Amendment No. 6 to Schedule 13G filed with the SEC on February 14, 2019 by Woodford Investment Management Ltd (“WIM”) and Neil Woodford (Head of Investments for WIM), Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2019 by LF Woodford Equity Income Fund (the “Woodford Fund”), and Amendment No. 1 filed with the SEC on February 14, 2019 by Woodford Patient Capital Trust Plc (the “Woodford Trust”), all reporting beneficial ownership of December 31, 2018. The Woodford Fund holds shared voting and dispositive power of 7,948,790 ordinary shares. WIM is the manager of the Woodford Fund and WIM and Mr. Woodford may be deemed to be the beneficial owner of the ordinary shares beneficially owned by the Woodford Fund. The Woodford Fund may also be deemed to be a beneficial owner of such ordinary shares because the Management Agreement between the Woodford Fund and WIM may be terminated at any time upon 60 days’ notice. The Woodford Trust holds shared voting and dispositive power over 2,484,408 ordinary shares. WIM is the manager of the Woodford Trust and may be deemed to be a beneficial owner of the ordinary shares beneficially owned by the Woodford Trust. WIM and Mr. Woodford each have shared voting power over 11,058,198 ordinary shares and shared dispositive power over 11,924,614 ordinary shares. WIM is an investment manager, authorized and regulated by the Financial Conduct Authority of the United Kingdom, in the business of investment management. Mr. Woodford, as a controlling person of WIM, may be deemed to have beneficial ownership of the securities beneficially owned by WIM.
(5)	As reported on Amendment No. 7 to Schedule 13G filed with the SEC on February 13, 2019 by FMR LLC (“FMR”) and Abigail P. Johnson, reporting beneficial ownership of December 31, 2018. FMR has sole voting power over 1,342,429 ordinary shares and shared dispositive power over 4,910,430 ordinary shares. Ms. Johnson and members of the Johnson family control 49% of FMR and have shared voting and dispositive power over the shares listed herein. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of ordinary shares. FMR Co. Inc., beneficially owns more than five percent of the ordinary shares reported herein. We have also received a Standard Form TR-1 (Standard Form for Notification of Major Holdings, also referred to as Voting Rights Attached to Shares - Article 12(1) of Directive 2004/109/EC, Financial Instruments - Article 11(3) of the Commission Directive 2007/14/EC) pursuant to the Ireland Companies Act 2014 (“Form TR-1”) from FMR reporting a change in voting rights attached to our ordinary shares. That Form TR-1 reports that, as of March 1, 2019, FMR and Fidelity Management & Research Company hold voting rights attached to 4,387,033 of our ordinary shares (or 11.0% of our outstanding ordinary shares as of March 11, 2019). Because the “voting rights attached to shares” reported in this Form TR-1 is not necessarily the same as “beneficial ownership” as defined under SEC rules, the table does not reflect the information reported in the Form TR-1.
(6)	As reported on Amendment No. 4 to Schedule 13G filed with the SEC on February 6, 2019 by BlackRock Inc., reporting beneficial ownership of December 31, 2018. BlackRock, Inc. is a parent holding company/control person that has sole voting power over 3,262,322 ordinary shares and sole dispositive power over 3,354,654 ordinary shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the ordinary shares reported herein; no one person’s interest in the shares is more than five percent of the total outstanding ordinary shares. The subsidiaries holding the ordinary shares reported herein are BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC. We have also received a report on Form TR-1 from BlackRock Inc. reporting a change in voting rights attached to our ordinary shares. That Form TR-1 reports that, as of February 8, 2019, BlackRock, Inc. and certain of its wholly owned subsidiaries hold voting rights attached to 3,174,728 of our ordinary shares (or 8.0% of our outstanding ordinary shares as of March 11, 2019). Because the “voting rights attached to shares” reported in this Form TR-1 is not necessarily the same as “beneficial ownership” as defined under SEC rules, the table does not reflect the information reported in the Form TR-1.
(7)	As reported on Amendment No. 8 to Schedule 13G filed with the SEC on February 12, 2019 by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”) and Wellington Management Company LLP (“Wellington Company”), all reporting beneficial ownership of December 31, 2018. These shares are owned of record by clients of Wellington Company, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd, Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisors”). Wellington Advisors controls directly, or indirectly through Wellington Management Global Holdings Ltd., the Wellington Investment Advisors. Wellington Advisors is owned by Wellington Holdings and Wellington Holdings is owned by Wellington Management. The clients of the Wellington Investment Advisors have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Each of Wellington Management, Wellington Holdings and Wellington Advisors has shared voting power over 1,172,440 ordinary shares and shared dispositive power over 2,138,787 ordinary shares. Wellington Company has shared voting power over 1,153,710 ordinary shares and shared dispositive power over 2,074,338 ordinary shares.
(8)	Includes 2,845 ordinary shares held by Dr. Selkoe and 1,363 ordinary shares held by Dr. Selkoe’s spouse.
(9)	Includes 2,000 ordinary shares held in the Homan Family Trust dated September 21, 2000, of which Mr. Homan and his spouse are co-trustees.
2019 PROXY STATEMENT	23

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during our fiscal year 2018.

24	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS*

In this section we provide an explanation and analysis of the material elements of the compensation provided to our chief executive officer, our chief financial officer (who also serves as our chief operating officer) and our other three most highly compensated employees who were serving as executive officers at the end of our fiscal year 2018 (collectively referred to as our “named executive officers”). Those named executive officers were:

•	Gene G. Kinney, Ph.D., our President and Chief Executive Officer;
•	Tran B. Nguyen, our Chief Operating Officer and Chief Financial Officer;
•	Carol D. Karp, our Chief Regulatory Officer;
•	A. W. Homan, our Chief Legal Officer and Company Secretary; and
•	Wagner M. Zago, Ph.D., our Chief Scientific Officer.

Executive Summary: Fiscal Year 2018 Company Performance and Key Pay Decisions

2018 Performance Highlights. We are a clinical-stage biotechnology company focused on the discovery and development of novel therapies with the potential to fundamentally change the course of progressive, life-threatening diseases. Our executive compensation programs are designed to reward superior performance and provide consequences for under-performance. We believe that compensation of our named executive officers for fiscal year 2018 was aligned with the Company’s performance during 2018 and its go-forward strategy. Highlights of that performance include:

•	We Made Significant Advances in our Clinical Development Pipeline. We made significant progress in advancing clinical development of two of our potential therapies:
○	PRX004 is our investigational monoclonal antibody for the potential treatment of ATTR amyloidosis. In 2018, we presented new preclinical research related to PRX004 at the 16th International Symposium on Amyloidosis (ISA), including data on our proprietary assay that specifically detects circulating non-native hereditary TTR (hATTR) in plasma across multiple TTR mutations and data showing that conformation-specific antibodies target non-native or misfolded TTR (misTTR) and the capability of immune-mediated clearance through phagocytosis. Also in 2018, we announced the initiation of first-in-human dosing in a Phase 1 clinical study of PRX004 in patients with hATTR amyloidosis. That Phase 1 study includes the use of our proprietary misTTR assay and continues to enroll patients.
○	Prasinezumab (PRX002/RG7935) is our investigational monoclonal antibody for the potential treatment of Parkinson’s disease and other related synucleinopathies. In 2017, Roche, with whom we have a worldwide collaboration for prasinezumab, initiated the global Phase 2 PASADENA clinical study in patients with early Parkinson’s disease. During 2018, we actively engaged with Roche in advancing this program, which completed enrollment of the Phase 2b PASADENA study with 316 patients.
•	We Advanced our Discovery Pipeline. In 2018, we advanced several discovery-stage programs for neurodegenerative diseases that lack effective therapies, including Alzheimer’s disease (AD), frontotemporal dementia (FTD) and amyotrophic lateral sclerosis (ALS), and announced that we expect to initiate cell-line development of a lead candidate in two of those programs. In addition, we entered into a global research and development collaboration with Celgene Corporation to pursue new therapies for a broad range of neurodegenerative diseases. That collaboration is focused on three targets implicated in the pathogenesis of several neurodegenerative diseases. Under that collaboration, Celgene made an upfront payment to us of $100 million, as well as a further payment of approximately $50 million to subscribe to shares in Prothena, with future potential option exercise payments, regulatory and commercial milestones, plus royalties on net sales of any resulting marketed products.

*	Although we are a smaller reporting company and are only required to provide the scaled compensation disclosures specified under Securities and Exchange Commission rules for smaller reporting companies, we are voluntarily providing this full Compensation Discussion and Analysis.
2019 PROXY STATEMENT	25

COMPENSATION DISCUSSION AND ANALYSIS*

•	We Carefully Managed our Cash. We judiciously managed our capital. Our 2018 cash “burn” from operating and investing activities was $30 million, well below the low end of our revised guidance of $40-$50 million, while still progressing our multiple development programs as described above. We finished 2018 with $432 million in cash, cash equivalents and restricted cash, well above our revised guidance of $421 million and providing a solid financial foundation for continuing to advance the Company’s multiple discovery and clinical development programs.

Despite these accomplishments, we had a disappointment in our development program for NEOD001, our investigational monoclonal antibody for the potential treatment of AL amyloidosis. In April 2018, we announced the discontinuation of the NEOD001 program based on results from the Phase 2b PRONTO clinical study and a futility analysis of the Phase 3 VITAL clinical study of NEOD001. Following that discontinuation of the NEOD001 program, in May 2018, we commenced a significant reorganization to reduce our operating costs and better align our resources toward advancing our broad neuroscience pipeline. That reorganization was completed by year-end and included a reduction of our workforce - across all functions - by nearly 60%. Given the destabilizing effect of this reorganization on our named executive officers as well as our other continuing employees, the Compensation Committee of our Board (the “Committee”) determined that it was imperative to take certain actions, described below, to retain those continuing executives and employees.

2018 Compensation Highlights. We seek to provide fair and competitive compensation for our executive officers, while emphasizing at-risk pay tied to performance in the form of annual bonuses and long-term equity incentives. Highlights of our 2018 executive compensation program reflected this and include the following:

•	Base Salaries Positioned Generally at or Below Market Median. At the request of our CEO Dr. Kinney, our Board determined not to increase his base salary in 2018, which resulted in his base salary falling below the 25th percentile of the market data. At the request of our Chief Financial Officer Mr. Nguyen, the Committee similarly did not make an annual adjustment to Mr. Nguyen’s base salary, maintaining him at the 50th percentile of the market data, although the Committee subsequently increased his base salary in connection with his promotion to Chief Operating Officer, which moved him to between the 50th and 75th percentiles of the market data. In the case of the other three named executive officers, the Committee approved adjustments to base salaries in the range of 3.3% to 6.0%, which maintained them generally between the 25th and 50th percentiles of the market data.
•	Annual Bonuses Reflected 2018 Company Performance. The Committee determined not to change the target bonuses of our named executive officers from their respective levels in 2017 (except for a mid-year adjustment to Mr. Nguyen’s target bonus given his promotion to the additional position of Chief Operating Officer). For fiscal year 2018, the Committee and Board established pre-determined corporate objectives that it considered critical to the near- and long-term success of the Company. As is explained below, the Committee and Board revised certain of those objectives in June 2018 following the discontinuation of the NEOD001 development program in order to align with the Company’s new strategic objectives and priorities. Following 2018, the Committee and the Board determined that while Company performance relative to the revised corporate objectives exceeded 100%, bonus payouts based on 90% corporate performance was more appropriate given the discontinuation of the NEOD001 development program.
•	Equity as a Key Component of Compensation. We use stock options to directly link executive officer compensation to increases in the price of our ordinary shares, which directly reflects increased shareholder value. As in past years, we made annual grants of stock options to our named executive officers early in 2018, which grants were around the 50th percentiles of the market data, which the Committee considered appropriate for the reasons explained below. The Committee considered it imperative to supplement those annual stock option grants with one-time retention grants to our named executive officers and all other continuing employees in June 2018 following the discontinuation of our NEOD00l development program and the ensuing reorganization. The Committee deemed retention grants as necessary and appropriate given the destabilizing effect of our reorganization, the increasingly competitive environment for the kind of highly skilled and talented employees who are necessary for continuing our mission and achieving our goals, and the substantially reduced retention value of stock options previously granted to our continuing executives and other employees.

Commitment to Pay for Performance. Our executive compensation programs are designed to deliver pay that is tied to our corporate and individual performance. Accordingly, 89% of our CEO’s and on average 79% of each of our other named executive officer’s total targeted compensation for fiscal year 2018 (based on annual base salary, target annual cash bonus and grant date fair value of annual stock option awards) was in the form of cash incentives tied to actual performance against pre-determined strategic, operational and financial objectives, and stock options, which align our named executive officers’ interests with shareholders and foster long-term focus on the Company’s objectives and retention.

26	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS*

Total Target Direct Compensation Focuses on “At Risk” Compensation. The charts below show the target mix of each element of the 2018 total targeted compensation for our CEO and for our other named executive officers in the aggregate, which show our strong emphasis on variable pay linked to actual performance.

CEO
7%
11%
82%
At Risk, 89%
Other NEOs
8%
21%
71%
At Risk, 79%
Salary
Target Cash Bonus
Option Grant Value

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key governance practices include the following:

What We Do	What We Do Not Do
Pay for performance. A significant percentage of total target compensation is pay at-risk that is connected to performance.
No guaranteed annual salary increases or bonuses. Our named executive officers’ salary increases are assessed individually, and their annual cash incentives are tied to corporate and individual performance.

Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to business priorities designed to create long-term shareholder value.	No tax gross-ups. We do not provide any tax gross-ups to our named executive officers.
Independent compensation consultant. The Committee retains an independent compensation consultant to review our executive compensation program and practices.	No perquisites. We do not provide any perquisites or personal benefits to our named executive officers.
Annual comparator peer group review. The Committee, in conjunction with our compensation consultant, determines the makeup of our comparator peer group at least annually.	No executive retirement plans. We do not maintain executive or supplemental retirement plans.
Long-Term Equity Vesting. All equity awards are subject to four-year vesting.	No repricing permitted. Our equity incentive compensation plan expressly prohibits repricing of equity awards and cash-buyouts of “underwater” awards.
Double-trigger change-in-control severance arrangements. All of our change-in-control severance arrangements have double triggers.
No hedging or pledging permitted. We prohibit our executive officers from engaging in speculative transactions in our ordinary shares, including short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions; from entering into any form of hedging or monetization transactions; and from pledging our ordinary shares as collateral for loans.

2019 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS*

Shareholder Approval of Executive Compensation

At the annual general meeting in 2018, our shareholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers - with an approval by over 99% of the votes cast on that matter. The Committee reviewed the result of this advisory vote by shareholders on our executive compensation and, in light of the approval by substantially all of our shareholders, did not implement any fundamental or significant changes to our executive compensation programs as a result of the vote.

The Objective of Our Executive Compensation Programs

The principal objective of our executive compensation programs is to attract, retain, motivate and reward individuals with the executive experience and skills necessary for us to achieve our ultimate goal of increasing shareholder value. In order to do this, our executive compensation programs are designed to:

•	Attract and retain individuals of superior ability, experience and management talent;
•	Motivate and reward executives whose knowledge, skills and performance ensure continued success;
•	Align compensation with corporate strategies, business and financial objectives, operational needs and the long-term interests of our shareholders;
•	Ensure that elements of compensation do not encourage excessive risk-taking; and
•	Ensure that total compensation is fair, reasonable and competitive relative to both internal and external comparison points.

How We Determine Executive Compensation

The Compensation Committee is Responsible for Executive Compensation. The Committee makes all decisions on compensation to our executive officers other than our CEO. In the case of our CEO, the Committee makes recommendations to the Board regarding his compensation, and the Board (excluding the CEO) makes all final decisions on his compensation. Information on the Committee is provided in this Proxy Statement under the heading Corporate Governance and Board Matters — Board Committees — Compensation Committee.

The Committee Utilizes a Compensation Consultant. The Committee annually retains an independent executive compensation consultant to assist the Committee in making informed decisions on executive officer compensation. The compensation consultant engaged by the Committee for the purpose of establishing fiscal year 2018 compensation was Radford, an AonHewitt Company. Radford was engaged directly by the Committee, after the Committee assessed Radford’s independence from the Company and its management. This process is repeated annually before the Committee selects its executive compensation consultant for that year.

Radford was engaged by the Committee to prepare and present a data-based assessment of compensation programs for our executive officers, with comparisons to those of “peer” companies and input on their appropriateness in accomplishing the Committee’s objectives. Radford was also asked to provide to the Committee specific recommendations on our executive compensation programs generally.

The Committee Selects a Peer Group. For purposes of their annual compensation assessments and decisions for 2018, the Committee approved a “peer group” of companies to assist the Committee in its review of executive compensation. At the Committee’s instruction, Radford used criteria based on (a) industry sector, stage of development and geography (with a focus on biotechnology companies in Phase 3 clinical development that have filed for regulatory approval to market a drug and/or recently received such approval, and companies located in the San Francisco, California area or other biotechnology hub markets that reflect Prothena’s talent market), (b) market capitalization between $1 billion and $7 billion (based on the Company’s then-market capitalization of approximately $2.4 billion), and (c) number of employees (50-300 employees). These criteria were used to develop a recommended list of peer companies, which Radford presented to the Committee and the Committee then considered, discussed and approved. The only change made to the criteria used for the previous year’s peer group was to include companies with larger employee populations. In addition, certain of the peer group companies had been acquired, and other companies’ market capitalizations had significantly changed such that they no longer met the Committee’s criteria. As a result, Aerie Pharmaceuticals, Aimmune Therapeutics, Array BioPharma, FibroGen, Global Blood Therapeutics and Insmed were added to our peer group; and Alder BioPharmaceuticals, Cempra, MacroGenics, Novavax, Opthotech, Synergy Pharmaceuticals and ZIOPHARM Oncology were removed from our peer group. The peer group companies identified by

28	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS*

Radford and considered, discussed and approved by the Committee to assist the Committee in its decisions on executive compensation for fiscal year 2018 were:

Acceleron Pharma Aerie Pharmaceuticals Agios Pharmaceuticals Aimmune Therapeutics Amicus Therapeutics Array BioPharma bluebird bio Dermira	Dynavax Technologies FibroGen Global Blood Therapeutics Insmed Intra-Cellular Therapies Juno Therapeutics Neurocrine Biosciences	Portola Pharmaceuticals Puma Biotechnology Radius Health Sage Therapeutics Sarepta Therapeutics Spark Therapeutics Ultragenyx Pharmaceutical

At the time the Committee approved this peer group, the Company’s market capitalization was at approximately the 55th percentile of the peer group’s range of approximately $995 million to $5.9 billion.

Following the announcement of the discontinuation of our NEOD001 program and the resulting Company reorganization, the Committee approved a new “peer group” of companies to assist the Committee in its review of existing retention arrangements and possible actions to strengthen those retention arrangements with employees who are key to execution of the Company’s go-forward strategy. At the Committee’s instruction, Radford used criteria based on (a) industry sector, stage of development and geography (biotechnology companies in Phase 1/2 clinical development, with a focus on companies with a recent clinical trial setback, and companies located in the San Francisco, California area or other biotechnology hub markets that reflect Prothena’s talent market), (b) market capitalization (between $250 million and $1.25 billion (based on the Company’s then-market capitalization of approximately $560 million), and (c) number of employees (generally under 100 employees). These criteria were used to develop a recommended list of peer companies, which Radford presented to the Committee and the Committee then considered, discussed and approved. Under these new criteria, all but one company (Dermira) from the previous peer group were replaced. The peer group companies identified by Radford and considered, discussed and approved by the Committee to assist the Committee in its decisions on special retention awards:

Achillion Pharmaceuticals Aduro Biotech Adverum Biotechnologies Arrowhead Pharmaceuticals Arsanis Assembly Biosciences	Cytokinetics CytomX Therapeutics Dermira Fate Therapeutics Five Prime Therapeutics Jounce Therapeutics	Mirati Therapeutics Pieris Pharmaceuticals Synlogic Syros Pharmaceuticals Voyager Therapeutics ZIOPHARM Oncology

At the time the Committee approved this new peer group, the Company’s market capitalization was at approximately the 60th percentile of the peer group’s range of approximately $275 million to $1 billion.

For competitive assessment purposes, Radford used executive compensation data publicly reported by these peer group companies (i.e., proxy statement data), as well as data from Radford’s Global Life Science Survey of these peer group companies and other publicly-traded pre-commercial biotechnology companies with market capitalizations comparable to the Company (the Committee was not provided with the identities of the constituent companies included in this survey). Where there were adequate proxy statement data for a particular position, the proxy statement data were weighted roughly equally with Radford’s survey data to develop the market data points presented to the Committee; and where there were not adequate proxy statement data for a position, only the survey data were used.

Radford’s reports to the Committee included a review of our existing executive compensation programs, practices, levels and arrangements; each executive officer’s compensation relative to the market data; and our equity grant practices for all employees (not just executive officers) relative to the market data. Radford’s reports also provided recommendations on changes that might be made to our executive compensation programs generally and to each executive officer’s compensation. Radford provided its written report in advance of Committee meetings, at which the Radford consultant presented and responded to questions from the Committee.

The CEO Makes Recommendations. For fiscal year 2018, Dr. Kinney presented to the Committee his recommendations on compensation for the executive officers other than himself. Following completion of fiscal year 2018, Dr. Kinney provided his assessment of the performance of executive officers other than himself, both in general and with specific reference to the corporate objectives pre-established by the Committee for 2018.

2019 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS*

The Committee or Board Makes Compensation Decisions. At the beginning of 2018, the Committee determined the structure of our executive officer compensation programs for that year, after receiving Radford’s report and recommendations and receiving Dr. Kinney’s recommendations on compensation for executive officers other than himself. Specifically, the Committee determined for each executive officer other than Dr. Kinney (a) any adjustment to his or her base salary, (b) his or her target annual cash bonus opportunity for 2018 and the corporate objectives for 2018, and (c) his or her annual stock option award for 2018.

In the case of Dr. Kinney, the Committee recommended to the full Board his base salary, his annual cash bonus opportunity for fiscal year 2018 and the 2018 corporate objectives upon which that bonus opportunity would be based, his annual stock option award for 2018 and his retention option award in 2018. In an executive session without Dr. Kinney present, the Board considered, discussed and approved the compensation recommended by the Committee with respect to Dr. Kinney.

After completion of fiscal year 2018, the Committee received Dr. Kinney’s report on the Company’s performance relative to the pre-established corporate objectives for 2018, as well as on the individual performance of each executive officer other than himself. The Company’s Vice President, Human Resources (who is not an executive officer) participated in that Committee meeting, as did the Radford consultant. After receiving that report, the Committee determined the annual cash bonus to be paid to each executive officer other than Dr. Kinney for 2018.

After completion of fiscal year 2018, the Nominating and Corporate Governance Committee of the Board completed a review of Dr. Kinney’s performance during 2018 (in a meeting with all other independent members of the Board present). The Compensation Committee, with the other independent members of the Board present, also met with the Radford consultant and the Company’s Vice President, Human Resources, to discuss Dr. Kinney’s compensation. The Committee determined and recommended to the full Board (other than Dr. Kinney) Dr. Kinney’s annual cash bonus for 2018 based on attainment of pre-established corporate objectives for 2018. In an executive session without Dr. Kinney present, the Board considered, discussed and approved the bonus amount recommended by the Committee.

Executive Compensation for Fiscal Year 2018

The three key elements of our executive officer compensation programs for fiscal year 2018 were: base salaries; annual cash bonuses; and long-term incentive compensation in the form of stock option awards. In addition, the Committee (or the Board) has approved arrangements providing for certain payments and benefits in the event of certain terminations of employment.

Base Salaries. Base salaries are intended to compensate our executive officers for serving as the senior members of our executive team. Salaries are also considered an important element of compensation necessary to retain the Company’s executive officers in a highly competitive marketplace. To accomplish these objectives, the Committee reviews and sets base salaries annually, generally - but not always - positioning around the 50th percentile of the market data specific to each executive officer’s position, which the Committee considers appropriate to accomplish the purposes of this element of executive compensation.

In determining base salaries for fiscal year 2018, near the beginning of that fiscal year, the Committee considered the market data provided by Radford - which showed that the named executive officers’ base salaries were in the range of below the 25th to the 50th percentiles - and assessed each executive officer’s experience, performance and criticality. Based on these considerations, the Committee approved adjustments to the annual base salaries of Ms. Karp, Mr. Homan and Dr. Zago in the range of 3.2% to 6.0%, which generally maintained them at between the 25th and 50th percentiles as indicated by Radford’s market data.

In the case of Dr. Kinney and Mr. Nguyen, the Board (with respect to Dr. Kinney) and the Committee (with respect to Mr. Nguyen) determined to not make any change to their respective base salaries for fiscal year 2018, after considering the requests of Dr. Kinney and Mr. Nguyen to not increase their respective salaries. By making no change, Dr. Kinney’s base salary fell somewhat below the 25th percentile and Mr. Nguyen’s base salary remained at the 50th percentile as indicated by Radford’s market data.

In connection with Mr. Nguyen’s promotion to the additional position of Chief Operating Officer in June 2018, the Committee determined to increase his annual base salary by 3.7%, given his increased responsibilities and after considering Radford’s market data (using the new peer group approved by the Committee and listed above), which adjustment resulted in his base salary falling between the 50th and 75th percentiles of that data.

Annual Cash Bonuses. Annual cash bonuses are intended principally to motivate executive officers to achieve pre-determined annual operational and financial (“corporate”) objectives set by the Committee and the Board to promote achievement of our business strategies and drive increases in shareholder value. The annual cash bonuses for our executive officers other than the CEO depend primarily on the Company’s

30	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS*

achievement of those corporate objectives, but also depend on individual performance. Our CEO’s annual cash bonus depends exclusively on the Company’s achievement of the pre-established corporate objectives. The Committee believes that broader corporate objectives are appropriate to ensure all executive officers are working together toward those goals, and that individual performance is in some cases an appropriate additional consideration to motivate and reward individual contributions to the Company’s overall success. These cash bonus awards are made under our Incentive Compensation Plan (the “ICP”), and are shown in the Grants of Plan-Based Awards — Fiscal Year 2018 table below.

In determining the targeted annual cash bonus opportunity for each named executive officer at the beginning of 2018, the Committee considered Radford’s market data on targeted annual cash bonus opportunity and total targeted annual cash compensation among our peers. The Committee also considered the experience, performance and criticality of each executive officer. Based on these considerations, the Committee determined each executive officer’s targeted annual cash bonus. Because the Committee set base salaries that are generally at or below the 50th percentiles, the resulting total targeted annual cash compensation for each executive officer fell within the range of the 25th to 75th percentiles, although the Committee did not necessarily target that range.

Targeted annual cash bonuses are expressed as a percentage of base salary earned during the performance period. At the beginning of fiscal year 2018, the Committee determined not to change the target bonuses of our named executive officers from their respective levels in 2017. Specifically, the Committee recommended and the Board approved setting Dr. Kinney’s targeted cash bonus at 60% of his base salary earned in 2018, and the Committee set the other named executive officers’ targeted cash bonuses at 40% of their respective base salaries earned in 2018. The maximum cash bonus that could have been earned by the named executive officers was 150% of their respective target bonuses.

In setting these target and maximum bonus opportunities, the Committee determined that a higher target bonus opportunity for the CEO, relative to the other executive officers, was appropriate because of the position and responsibilities. The Committee set the bonus opportunities (as a percentage of base salary) for all of the other named executive officers at the same level, determining that the differences in their base salaries were sufficient to distinguish between their relative positions, experience and criticality.

In connection with Mr. Nguyen’s promotion to Chief Operating Officer in June 2018, the Committee determined to increase his bonus opportunity for 2018 from 40% to 50% (on a pro-rated basis), given his increased responsibilities and after considering Radford’s market data (using the new peer group approved by the Committee).

Dr. Kinney’s annual cash bonus for fiscal year 2018 depended 100% on the Company’s performance relative to pre-established corporate objectives established by the Committee (and approved by the Board). The other named executive officers’ annual cash bonuses for fiscal year 2018 depended 75% on those same corporate objectives and 25% on their respective individual performance, as determined by the Committee based on assessments by the CEO and the Committee’s assessment of each executive officer’s individual performance.

2019 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS*

Initial Objectives: For fiscal year 2018, the Committee (and the Board, with respect to Dr. Kinney) had established pre-determined corporate objectives that it considered critical to the near- and long-term success of the Company. Initially, in February 2018, those objectives were as set forth below, with the weightings shown. The Committee and Board considered most of these objectives moderately difficult to achieve, and some as “stretch” objectives that would be more difficult to achieve.

Objective	Weighting
Progress R&D portfolio to achieve primary 2018 milestones:	65%
For NEOD001, communicate top line results of Phase 2b PRONTO study in second quarter, file MAA and engage FDA if appropriate, complete mock inspection for PAI readiness, and minimize loss to follow-up (≤5%) in Phase 3 VITAL study	40%
For prasinezumab (PRX002/RG7935), support Roche to enroll 150 patients in Phase 2 PASADENA study	5%
For PRX004, fully enroll a specified number of cohorts of Phase 1 study (or reach maximum tolerated dose)	10%
For Discovery, advance one new target into CMC feasibility studies and submit four manuscripts	10%
Provide product supply for Company programs:	15%
Ensure clinical supply for ongoing trials (NEOD001 and PRX004)
Complete NEOD001 drug product validation batches
Define NEOD001 supply chain to support initial EU launch
Prepare for commercialization of NEOD001:	10%
Meet all launch readiness milestones as per launch plan
Meet specified cash burn guidance range and optimize shareholder base:	5%
Meet publicly-disclosed cash burn guidance range of $175-230 million
Optimize shareholder base by retaining four of six top non-index institutional investors, increasing the ownership stake to ≥5% of at least one existing institutional investor, and/or galvanizing at least one new institutional investor to take a ≥1% ownership stake

Attract and retain talent (by achieving ≤7.5% voluntary turnover) required to achieve Company goals	5%

Revised Objectives: After the discontinuation of the NEOD001 development program in April 2018, the Committee (and the Board with respect to Dr. Kinney) concluded that it was critical to revise its previously-approved corporate objectives for 2018 given the Company’s new strategic objectives and priorities. More specifically, certain of the initial objectives relating to the NEOD001 development program had been met, other of the initial objectives relating to NEOD001 were no longer relevant and new NEOD001-related objectives were appropriate to motivate and reward employees for effectively and efficiently completing the reorganization and closing out various NEOD001-related activities. Importantly, the Committee and Board also determined that the Company’s PRX004 development and discovery-stage programs had become more critical to the Company’s success, and that the objectives relating to those programs should therefore be weighted more heavily.

32	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS*

Those revised objectives were as set forth below, with the weightings shown. The Committee and Board considered most of these objectives moderately difficult to achieve, and some as “stretch” objectives that would be more difficult to achieve.

Objective	Weighting	Result
Progress R&D portfolio to achieve primary 2018 milestones:	65%
For prasinezumab (PRX002/RG7935), support Roche to enroll 150 patients in Phase 2 PASADENA study	5%	Exceeded
For PRX004, fully enroll a specified number of cohorts of Phase 1 study (or reach maximum tolerated dose)	40%	Largely Met
For Discovery, advance one new target into CMC feasibility studies and submit three manuscripts	20%	Exceeded
Provide product supply for Company programs:	5%
Ensure clinical supply for ongoing trial (PRX004)		Met
Discontinue NEOD001 program:	20%
Complete reorganization		Met
Close out clinical and regulatory activities		Met
Discontinue clinical and commercial manufacturing activities		Met
Meet operating expense estimate of $80-85 million associated with NEOD001 and reorganization		Exceeded
Meet specified cash burn guidance range and optimize shareholder base:	5%
Meet publicly-disclosed cash burn guidance range of $40-50 million		Exceeded
Optimize shareholder base by retaining four of six top non-index institutional investors, increasing the ownership stake to ≥5% of at least one existing institutional investor, and/or galvanizing at least one new institutional investor to take a ≥1% ownership stake

		Exceeded
Attract and retain talent (by achieving ≤7.5% voluntary turnover) required to achieve Company goals	5%	Exceeded

Actual attainment of these revised objectives, as determined by the Committee and the Board, are shown above. Based on this assessment, the Committee and the Board determined that Company performance exceeded the pre-determined corporate objectives. However, the Committee determined to adjust that performance downward from above 100% to 90% after taking into consideration the discontinuation of the NEOD001 program - even though the Company had met or was on track to meet the initial corporate objectives relating to NEOD001 when that program was discontinued.

Based on Dr. Kinney’s assessment and report to the Committee on each other named executive officer’s individual performance (relative to the pre-determined corporate objectives as well as more generally), the Committee approved annual cash bonuses to the named executive officers (other than Dr. Kinney) at 92.5% of their targeted annual cash bonuses. The Committee recommended to the Board that Dr. Kinney’s annual cash bonus be 90% of his targeted annual bonus opportunity - consistent with the Committee’s determination described above - which recommendation was considered, discussed and approved by the Board. The actual annual cash bonus paid to each named executive officer for 2018 performance is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

Long-Term Incentive Compensation. Long-term incentives are an important element of our executive compensation that the Committee uses primarily to motivate our executive officers to increase shareholder value and secondarily to retain executive officers. The Committee believes that long-term incentive compensation also encourages our executive officers to identify, pursue and invest in appropriate long-term strategies for increasing shareholder value. Our long-term incentives for fiscal year 2018 were solely in the form of nonqualified stock options awarded under our shareholder-approved Amended and Restated 2012 Long Term Incentive Plan (the “2012 LTIP”) and under our shareholder-approved 2018 Long Term Incentive Plan (the “2018 LTIP”).

We use stock options to link executive officer compensation directly to increases in the price of our ordinary shares, which

2019 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS*

directly reflects increased shareholder value. All stock options are granted with an exercise price equal to the fair market value (as defined by the applicable LTIP) of our ordinary shares on the date of grant, and they generally require continued employment for four years in order to vest fully. Stock options therefore compensate our executive officers only if our share price increases after the date of grant and the executive officer remains employed for the periods required for the stock option to become exercisable. The Committee thus considers stock options to be a particularly effective incentive and retention tool because they motivate our executive officers to increase shareholder value and remain with the Company.

Annual Awards: In determining the annual stock option to award to each named executive officer in February 2018, the Committee considered Radford’s market data, including:

•	For each executive officer, the grant date Black-Scholes values of the annual stock option awarded to the executive officer in 2017, and as a general reference, Radford’s market data for the 50th and 75th percentiles and the number of option shares that would align with those 50th and 75th percentiles;
•	For each executive officer and all executive officers as a whole, the annual stock options awarded in 2017 as a percent of the Company’s outstanding shares, with comparisons to the peer group data;
•	For each executive officer and all executive officers as a whole, the grant-date values of the annual stock options awarded in 2017, with comparisons to the peer group data for that year;
•	The prevalence of other forms of equity-based incentive compensation used by the peer group companies;
•	Executive officers’ individual and collective equity “ownership” through vested and unvested stock options relative to the peer group data, and the unvested value as a multiple of base salaries;
•	Other market data on equity compensation practices, including with respect to “burn rate” and dilution; and
•	Each executive officer’s total targeted direct compensation relative to the peer group data.

The Committee also considered the relative position, experience, performance and criticality of each named executive officer. The Committee determined it important to retain these executive officers to meet critical 2018 and longer-term objectives, and decided that stock options would best serve that retention need.

Based on these considerations, the Committee approved annual stock option awards to each of our named executive officers other than Dr. Kinney, and the Board approved an annual stock option award for Dr. Kinney. The grant-date

Black-Scholes values of the stock options awarded to the named executive officers other than Dr. Kinney ranged from slightly below the 50th to above the 75th percentiles as indicated by Radford’s market data, which the Committee considered appropriate after taking into account the relative scope and criticality of their respective roles. The grant-date Black-Scholes value of the stock option awarded to Dr. Kinney was at the 50th percentile of Radford’s market data, which the Committee (and then the Board) considered appropriate after considering that the Company’s share price had recently declined, which had the effect of reducing the Black-Scholes value of Dr. Kinney’s award to the 50th percentile.

One-Time Retention Awards: As explained above, we undertook a significant reorganization following the discontinuation of our NEOD001 development program. In order to retain our continuing employees and ensure they remain focused on and aligned with our shareholders in advancing our continuing research and development programs, we considered it imperative to grant to all of our employees - including our named executive officers - additional equity awards in the form of stock options. The Committee determined that those awards were necessary and appropriate given the destabilizing effect of our reorganization, the increasingly competitive environment for the kind of highly-skilled and talented employees who are essential to continuing our mission and achieving our goals, and the substantially reduced retention value of stock options previously granted to those executives and employees.

In order to determine how best to retain the named executive officers, the Committee instructed Radford to provide data on how other companies in similar situations addressed retention and to propose a new peer group given the substantial changes in the Company’s development phase, market capitalization and number of employees (which new peer group is detailed above). The Committee then met with its Radford consultant and considered that market data, as well as the “in-the-money” or “underwater” value (relative to our 30-day average price) of each of our named executive officer’s outstanding vested and unvested stock options. The Committee also considered data on typical new-hire awards and the number of shares available and expected to become available for grant under our 2018 LTIP.

The Committee placed significant weight on the fact that 100% of outstanding unvested stock options and the majority of outstanding vested stock options held by our named executive officers (and our other continuing employees) were “underwater.” In the case of our named executive officers, their outstanding stock options as of June 1, 2018 had a weighted average exercise price of over $33 per share compared to our then 30-day average market price of less

34	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS*

than $15 per share - and therefore lacked meaningful retention value. They also considered that new-hire awards for senior executives range from 2x-3x annual stock option awards, according to Radford’s data.

Given these consideration, in June 2018, the Committee determined for each named executive officer what would be the Black-Scholes value of an annual stock option award at the 50th and 75th percentiles of Radford’s market data (using the new peer group), and then multiplied by 2x those targeted values, to arrive at a range of grant sizes approximating what would need to be awarded to newly-hired executive officers to replace any who left the Company. Although the Committee considered it appropriate to use this methodology for determining the value of one-time retention option awards, grant sizes at these amounts would have left an insufficient number of shares available in our 2018 LTIP for retention awards to other employees, new-hire awards for any new positions and any annual award that might be appropriate to grant in early 2019. The Committee therefore reduced the size of the retention stock option granted to each of our named executive officers to less than 2x the targeted values.

The annual stock options as well the one-time retention stock options awarded in fiscal year 2018 to our named executive officers, and their grant date Black-Scholes values, are set forth in the Grants of Plan-Based Awards — Fiscal Year 2018 table below, and those values are also set forth in the Options Awards column of the Summary Compensation Table below.

Deferred Compensation. Our named executive officers were eligible to participate in our tax-qualified 401(k) plan on the same terms as all other U.S. employees. The Company makes non-discretionary contributions to the accounts of all participants in the 401(k) plan, and may also make discretionary matching contributions to all participants’ accounts (which it did for fiscal year 2018, equal to 1.5% of each participant’s eligible earnings in 2018).

Perquisites and Other Personal Benefits. No perquisites or other personal benefits are provided to our named executive officers.

Employment and Severance Arrangements

Dr. Kinney. In connection with his appointment as our CEO in September 2016, we entered into an employment agreement with Dr. Kinney that sets forth the terms and conditions of his employment as our CEO. That employment agreement provides for an annual base salary of $500,000 and a targeted annual cash bonus equal to 60% of his base salary. Dr. Kinney’s employment agreement also provides for certain severance payments and benefits in the event of a qualifying termination of his employment. We have also awarded stock options to Dr. Kinney containing accelerated vesting provisions in the event of a qualifying termination of his employment. The material terms of that employment agreement and those stock options, as they relate to certain potential terminations of Dr. Kinney’s employment, are described below under the heading Change in Control and Severance Arrangements — Gene G. Kinney.

The Committee and the Board considered these arrangements to be necessary in order to secure Dr. Kinney’s services as our CEO, as well as generally consistent with peer group data presented to the Committee by its compensation consultant. The Committee and the Board believe that these arrangements ensure that Dr. Kinney focuses solely on the best interests of our shareholders in the event of a possible, threatened or pending change in control, despite how a change in control might affect him personally. These change in control arrangements therefore serve as an important retention tool and ensure that personal uncertainties do not dilute his complete focus on promoting shareholder value.

Other Named Executive Officers. Each of Mr. Nguyen, Ms. Karp, Mr. Homan and Dr. Zago are eligible to participate in our Amended and Restated Severance Plan (the “Severance Plan”), which provides for certain severance payments and benefits in the event of a qualifying termination of employment. In addition, they have each been awarded stock options containing accelerated vesting provisions in the event of a qualifying termination of employment. The material terms of the Severance Plan and these option agreements, as they relate to certain potential terminations of employment, are described below under the heading Change in Control and Severance Arrangements — Other Named Executive Officers. For the same reasons described above with respect to Dr. Kinney, the Committee considered these arrangements to be necessary in order to secure the services of these named executive officers and an important retention tool that ensures that personal uncertainties do not dilute our executive officers’ complete focus on promoting shareholder value.

In connection with Mr. Homan’s decision in 2018 to retire from the Company in 2019, we entered into a retirement transition letter with him that provides for, among other things, a payment to Mr. Homan of an amount equal to what would have been his targeted bonus for 2019 based on his actual eligible earnings in 2019, and for any previously-granted stock options that are outstanding and vested on the date of his retirement to remain exercisable for one year from that date, provided that he does not terminate his employment prior to July 1, 2019. The Committee determined that these

2019 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS*

arrangements were appropriate to encourage Mr. Homan to remain with the Company through an appropriate transition to his successor as our Chief Legal Officer.

Other Compensation-Related Practices and Considerations

Stock Option Grant Practices and Procedures. All stock options awarded to our executive officers other than the CEO are approved by the Committee, and stock options awarded to our CEO are approved by our Board (based on recommendations from the Committee). Grants to other employees are made pursuant to specific delegations of authority from the Committee, which delegations include individual grant limits, aggregate grant limits, specification of grant terms and specification of grant dates.

Stock option awards approved (or delegated for approval) by the Committee and the Board have always been granted on a date not earlier than the date of approval by the Committee, Board or delegated officer, and with an exercise price that is not less than the fair market value (as defined by the applicable LTIP) on the date of grant.

Tax Deductibility. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits a company’s ability to deduct for tax purposes compensation in excess of $1,000,000 paid in any single tax year to the chief executive officer or any of the next three most highly compensated executive officers (other than the chief financial officer). Prior to the U.S. Tax Cuts and Jobs Act of 2017 (the “2017 Tax Reform Act”), compensation deemed to be performance-based in accordance with Section 162(m) was exempt from this $1,000,000 limitation, and compensation paid to the chief financial officer was not subject to the deductibility limitation of Section 162(m). As part of the 2017 Tax Reform Act, the ability to rely on this “qualified performance-based compensation” exception was eliminated and the limitation on deductibility generally was expanded to include all named executive officers, including the chief financial officer. Our LTIP was designed and approved by our shareholders so that incentive compensation under the LTIP may be performance-based in accordance with Section 162(m). However, as a result of the 2017 Tax Reform Act, subject to its “grandfathering” rules, the Company may no longer take a tax deduction for any compensation paid to its named executive officers in excess of $1,000,000 in any tax year beginning on or after January 1, 2018.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on those reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dennis J. Selkoe (Committee Chairman)
Lars G. Ekman
Christopher S. Henney

36	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION*

The following table provides certain information on compensation earned by or awarded to the named executive officers of the Company during our fiscal years 2018, 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Gene G. Kinney, Ph.D.(4) President and Chief Executive Officer	2018	525,000	10,575,894	283,500	12,375	11,396,769
	2017	520,833	4,301,412	312,500	13,500	5,148,245
	2016	425,000	4,089,442	208,688	11,925	4,735,055
Tran B. Nguyen Chief Operating Officer and Chief Financial Officer	2018	412,500	4,359,215	173,143	12,375	4,957,233
	2017	399,167	2,688,383	159,667	13,500	3,260,717
	2016	366,700	1,473,271	154,014	11,925	2,005,910
Carol D. Karp(4) Chief Regulatory Officer	2018	410,667	2,862,855	151,947	12,375	3,437,844
	2017	400,000	—	160,000	13,500	573,500
	2016	19,743	3,556,360	—	304,742	3,880,845
A. W. Homan Chief Legal Officer and Company Secretary	2018	366,383	2,862,855	135,562	12,375	3,377,175
	2017	353,317	1,971,481	141,327	13,500	2,479,625
	2016	338,250	1,019,957	142,065	11,925	1,512,197
Wagner M. Zago, Ph.D. Chief Scientific Officer	2018	340,448	2,862,855	125,966	12,375	3,341,644
	2017	310,208	1,378,586	113,187	13,500	1,815,481
	2016	246,771	475,980	75,882	11,925	810,558
(1)	Consists of NQSOs (nonqualified stock options) awarded under our Amended and Restated 2012 Long Term Incentive Plan (the “2012 LTIP”) and our 2018 Long Term Incentive Plan (the “2018 LTIP”). These amounts do not reflect compensation actually received. Rather, these amounts represent the grant date fair value of the options awarded, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. For a discussion of the assumptions made in calculating the values reflected for fiscal year 2018, see Note 10 of the Consolidated Financial Statements included in our Form 10-K.
(2)	Consists of cash bonuses paid under our Incentive Compensation Plan (the “ICP”) for the fiscal year performance periods indicated (these bonuses were paid in the subsequent year, but are reported for the fiscal year for which they were earned). For more information, see the Grants of Plan Based Awards — Fiscal Year 2018 table below.
(3)	Except for Ms. Karp, consists only of Company contributions to the named executive officer’s account under the Company’s tax-qualified 401(k) defined contribution plan.
(4)	Ms. Karp commenced employment with us as our Chief Regulatory Officer on December 14, 2016. The amount reported for Ms. Karp for fiscal year 2016 in the All Other Compensation column consists of (a) $592 in Company contributions to Ms. Karp’s account under the Company’s tax-qualified 401(k) defined contribution plan after she commenced employment on December 14, 2016, and (b) $304,150 in consulting fees paid to Ms. Karp in fiscal year 2016 under a Consulting Agreement, pursuant to which she provided consulting services to the Company prior to her commencement of employment on December 14, 2016. That Consulting Agreement terminated as of December 13, 2016.
*	Although we are a smaller reporting company and are only required to provide the scaled compensation disclosures specified under Securities and Exchange Commission rules for smaller reporting companies, we are voluntarily providing in this section the full disclosures required of companies that are not smaller reporting companies.
2019 PROXY STATEMENT	37

EXECUTIVE COMPENSATION*

The following table shows all plan-based awards granted to our named executive officers during our fiscal year 2018.

Grants of Plan-Based Awards
Fiscal Year 2018

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gene G. Kinney	2/21/2018				187,000	33.10	3,854,164
		189,000	315,000	472,500
	6/21/2018				620,000	15.04	6,721,730
Tran B. Nguyen	2/21/2018				80,000	33.10	1,648,840
		111,600	186,000	279,000
	6/21/2018				250,000	15.04	2,710,375
Carol D. Karp	2/21/2018				60,000	33.10	1,236,630
		98,560	164,267	246,400
	6/21/2018				150,000	15.04	1,626,225
A. W. Homan	2/21/2018				60,000	33.10	1,236,630
		87,932	146,553	219,830
	6/21/2018				150,000	15.04	1,626,225
Wagner M. Zago	2/21/2018				60,000	33.10	1,236,630
		81,708	136,179	204,269
	6/21/2018				150,000	15.04	1,626,225
(1)	Consists of cash bonus awards under the ICP for our fiscal year 2018. Under these awards, the named executive officers were eligible to receive a cash payout depending entirely or primarily upon Company performance relative to pre-determined objectives for fiscal year 2018. In the case of Dr. Kinney, his earned cash payout depended 100% upon Company performance against those pre-determined objectives. In the case of the other named executive officers, their earned cash payouts depended 75% on Company performance against those pre-determined objectives and 25% on individual performance for fiscal year 2018. The amounts shown in the Threshold column are those that would have been paid if the minimum or threshold level of Company performance relative to the pre-determined objectives established by the Committee had been achieved for payouts to have been earned (which minimum performance the Committee had set at 60% of the pre-determined objectives) and, in the case of the named executive officers other than Dr. Kinney, no amount was paid for individual performance; these amounts equal 36% of base salary earned in 2018 in the case of Dr. Kinney, approximately 27% of base salary earned in 2018 in the case of Mr. Nguyen (due to a pro-rated increase in his participation in the ICP for fiscal year 2018 in connection his promotion during the year), and 24% of base salary earned in 2018 in the case of the other named executive officers. The amounts shown in the Target column are those that would have been paid if each of the pre-determined objectives for Company performance established by the Committee had been achieved, and assume that the Committee also determined that individual performance supported a 100% payout; these amounts equal 60% of base salary earned in 2018 in the case of Dr. Kinney, approximately 45% of base salary earned in 2018 in the case of Mr. Nguyen, and 40% of base salary earned in 2018 in the case of the other named executive officers. The amounts shown in the Maximum column are those that would have been paid if the each of the pre-determined objectives for Company performance established by the Committee had been achieved and the Committee determined that other Company and individual accomplishments supported a maximum payout; these amounts equal 90% of base salary earned in 2018 in the case of Dr. Kinney, approximately 68% of base salary earned in 2018 in the case of Mr. Nguyen, and 60% of base salary earned in 2018 in the case of the other named executive officers. If Company performance relative to the pre-determined objectives for fiscal year 2018 had not at least equaled the minimum (threshold) level of 60%, no payout would have been earned. Regardless of Company and/or individual performance, the maximum payout for each named executive officer was 150% of his or her targeted bonus payout. In addition, regardless of actual performance relative to the pre-determined objectives, the Committee retained discretion to reduce or eliminate any amount that otherwise would be payable. The amounts reported in this table are “estimated future payouts” as they existed at the time the award was made, and assume that each named executive officer actually earned his or her target annual base salary in 2018; the actual cash payouts to each executive officer are reported in the Non-Equity Incentive Plan column of the Summary Compensation Table above.
(2)	Consists of ordinary shares that may be acquired by exercise of nonqualified stock options awarded under the 2012 LTIP (in the case of the option awards granted on February 21, 2018) and the 2018 LTIP (in the case of the option awards granted on June 21, 2018). These option awards have a four-year vesting schedule from the vesting commencement date (which varied by individual and grant), with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the next three years thereafter, subject to continued employment (except in the event of certain terminations of employment, as described below under the heading Change in Control and Severance Arrangements). The option exercise price per share for each of these option awards is the closing market price of the Company’s ordinary shares on the date of grant. These options expire no later than ten years after the grant date. The options reported in this table are also reported in the Outstanding Equity Awards at Fiscal Year-End table below.
(3)	These amounts do not reflect compensation actually received. Rather, these amounts represent the grant date fair value of the options awarded, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. For a discussion of the assumptions made in calculating the values reflected, see Note 10 of the Consolidated Financial Statements included in our Form 10-K. The fair values reported in this table are also reported in the Option Awards column of the Summary Compensation Table above.
38	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION*

The following table shows all outstanding equity awards - which were only nonqualified stock options - held by our named executive officers at the end of our fiscal year 2018. Certain of the stock option awards reported in this table are also reported in the Grants of Plan-Based Awards table above.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year 2018

	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Gene G. Kinney	109,074	—	(2)	6.41	01/29/2023
	45,000	—	(3)	29.81	02/04/2024
	60,937	4,063	(4)	27.81	03/11/2025
	46,041	18,959	(5)	34.61	02/24/2026
	28,125	21,875	(6)	52.21	09/01/2026
	16,875	13,125	(7)	45.13	11/02/2026
	55,000	65,000	(8)	55.00	02/22/2027
	—	187,000	(9)	33.10	02/21/2028
	—	620,000	(10)	15.04	06/21/2028
Tran B. Nguyen	150,000	—	(11)	6.73	04/01/2023
	45,000	—	(3)	29.81	02/04/2024
	51,562	3,438	(4)	27.81	03/11/2025
	46,041	18,959	(5)	34.61	02/24/2026
	34,375	40,625	(8)	55.00	02/22/2027
	—	80,000	(9)	33.10	02/21/2028
	—	250,000	(10)	15.04	06/21/2028
Carol D. Karp	49,999	50,001	(12)	52.78	12/14/2026
	—	60,000	(9)	33.10	02/21/2028
	—	150,000	(10)	15.04	06/21/2028
A. W. Homan	68,750	—	(13)	22.14	05/01/2024
	39,843	2,657	(4)	27.81	03/11/2025
	31,875	13,125	(5)	34.61	02/24/2026
	25,208	29,792	(8)	55.00	02/22/2027
	—	60,000	(9)	33.10	02/21/2028
	—	150,000	(10)	15.04	06/21/2028
Wagner M. Zago	15,100	—	(2)	6.41	01/29/2023
	15,000	—	(14)	20.17	09/03/2023
	15,000	—	(3)	29.81	02/04/2024
	17,812	1,188	(4)	27.81	03/11/2025
	14,875	6,125	(5)	34.61	02/24/2026
	9,166	10,834	(8)	55.00	02/22/2027
	7,500	12,500	(15)	51.32	06/09/2027
	—	60,000	(9)	33.10	02/21/2028
	—	150,000	(10)	15.04	06/21/2028
(1)	All option awards were granted under our 2012 LTIP or our 2018 LTIP, and are subject to accelerated vesting in the event of certain terminations of employment, as further described below under the heading Potential Payments and Benefits upon Termination of Employment.
(2)	These option awards were made in connection with the Company’s separation from Elan Corporation, plc and Dr. Kinney’s appointment as our Chief Scientific Officer and Dr. Zago’s appointment as our Head of Pharmacology and Neuropathology. These option awards have a four-year vesting schedule from a vesting commencement date of January 29, 2013, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).
(3)	These option awards have a four-year vesting schedule from a vesting commencement date of February 4, 2014, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the next three years thereafter (subject to continued employment).
2019 PROXY STATEMENT	39

EXECUTIVE COMPENSATION*

(4)	These option awards have a four-year vesting schedule from a vesting commencement date of March 11, 2015, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the next three years thereafter (subject to continued employment).
(5)	These option awards have a four-year vesting schedule from a vesting commencement date of February 24, 2016, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the next three years thereafter (subject to continued employment).
(6)	This option award was made to Dr. Kinney in connection with his appointment as our Chief Operating Officer. The option award has a four-year vesting schedule from a vesting commencement date of September 1, 2016, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).
(7)	This option award was made to Dr. Kinney in connection with his appointment as our President and Chief Executive Officer. The option award has a four-year vesting schedule from a vesting commencement date of September 30, 2016, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).
(8)	These option awards have a four-year vesting schedule from a vesting commencement date of February 22, 2017, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the next three years thereafter (subject to continued employment).
(9)	These option awards have a four-year vesting schedule from a vesting commencement date of February 21, 2018, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the next three years thereafter (subject to continued employment).
(10)	These option awards have a four-year vesting schedule from a vesting commencement date of June 21, 2018, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the next three years thereafter (subject to continued employment).
(11)	This option award was made to Mr. Nguyen in connection with the commencement of his employment and appointment as our Chief Financial Officer. The option award has a four-year vesting schedule from a vesting commencement date of March 25, 2013, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).
(12)	This option award was made to Ms. Karp in connection with the commencement of her employment and appointment as our Chief Regulatory Officer. The option award had a four-year vesting schedule from a vesting commencement date of December 14, 2016, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).
(13)	This option award was made to Mr. Homan in connection with the commencement of his employment and appointment as our Chief Legal Officer. The option award has a four-year vesting schedule from a vesting commencement date of April 30, 2014, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).
(14)	This option award has a four-year vesting schedule from a vesting commencement date of September 3, 2013, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).
(15)	This option award was made to Dr. Zago in connection with his appointment as our Chief Scientific Officer. The option award has a four-year vesting schedule from a vesting commencement date of June 9, 2017, with 25% of the shares subject to the option vesting on the first anniversary of that vesting commencement date, and the remainder vesting in equal monthly installments over the three years thereafter (subject to continued employment).

As shown in the following table, our named executive officers did not exercise any options during fiscal year 2018.

Options Exercised and Stock Vested(1)
Fiscal Year 2018

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gene G. Kinney	—	—
Tran B. Nguyen	—	—
Carol D. Karp	—	—
A. W. Homan	—	—
Wagner M. Zago	—	—
(1)	The Company has granted only stock options.
40	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION*

Potential Payments and Benefits upon Termination of Employment

The following table shows the potential payments and benefits that the Company would be obligated to make or provide upon termination of employment of each of our named executive officers. Amounts shown do not include salary, any bonus earned but not paid through the date of termination, accrued but unused vacation time or amounts or benefits required to be paid or provided by law and applicable to all employees. For purposes of this table, it is assumed that each named executive officer’s employment terminated at the close of business on December 31, 2018, the last day of our fiscal year 2018. Following this table, under the heading Change in Control and Severance Arrangements, is a narrative description of the arrangements under which these potential payments and benefits could be provided.

		Termination by Company(1)			Termination by Executive(1)
Name	Nature of Payment or Benefit	For Cause	Due to a Business Condition	For Any Other Reason	Due to Voluntary Resignation	For Good Reason	Due to Death or Disability	Termination Following Change in Control(2)
Gene G. Kinney	Cash Severance(3)	—	656,250	656,250	—	656,250	656,250	1,050,000
	Cash Bonus(3)	—	315,000	315,000	—	315,000	315,000	630,000
	Accelerated Options(4)	—	—	—	—	—	—	—
	COBRA Coverage(5)	—	46,391	46,391	—	46,391	46,391	46,391
	Career Assistance(6)	—	15,000	15,000	—	15,000	15,000	15,000
	Total	$—	$1,032,641	$1,032,641	$—	$1,032,641	$1,032,641	$1,741,391
Tran B. Nguyen	Cash Severance(3)	—	420,000	—	—	420,000	—	630,000
	Cash Bonus(3)	—	210,000	—	—	210,000	210,000	315,000
	Accelerated Options(4)	—	—	—	—	—	—	—
	COBRA Coverage(5)	—	20,058	—	—	20,058	—	30,086
	Career Assistance(6)	—	15,000	—	—	15,000	—	15,000
	Total	$—	$665,058	$—	$—	$665,058	$210,000	$990,086
Carol D. Karp	Cash Severance(3)	—	412,800	—	—	412,800	—	619,200
	Cash Bonus(3)	—	165,120	—	—	165,120	165,120	247,680
	Accelerated Options(4)	—	—	—	—	—	—	—
	COBRA Coverage(5)	—	21,890	—	—	21,890	—	32,835
	Career Assistance(6)	—	15,000	—	—	15,000	—	15,000
	Total	$—	$614,810	$—	$—	$614,810	$165,120	$914,715
A. W. Homan	Cash Severance(3)	—	368,460	—	—	368,460	—	552,690
	Cash Bonus(3)	—	147,384	—	—	147,384	147,384	221,076
	Accelerated Options(4)	—	—	—	—	—	—	—
	COBRA Coverage(5)	—	19,983	—	—	19,983	—	29,975
	Career Assistance(6)	—	15,000	—	—	15,000	—	15,000
	Total	$—	$550,827	$—	$—	$550,827	$147,384	$818,741
Wagner M. Zago	Cash Severance(3)	—	365,700	—	—	365,700	—	548,550
	Cash Bonus(3)	—	146,280	—	—	146,280	146,280	219,420
	Accelerated Options(4)	—	—	—	—	—	—	—
	COBRA Coverage(5)	—	9,857	—	—	9,857	—	14,786
	Career Assistance(6)	—	15,000	—	—	15,000	—	15,000
	Total	$—	$536,837	$—	$—	$536,837	$146,280	$797,756
(1)	Occurring outside of the 24-month period commencing on the consummation of a Change in Control, as defined in the Employment Agreement (in the case of Dr. Kinney) or the Severance Plan (in the case of the other named executive officers) and the executive officer’s option award agreements. For more information, see the narrative description below under the heading Change in Control and Severance Arrangements.
(2)	Due to (a) death or disability, (b) termination without Cause or resignation for Good Reason under the Employment Agreement and option agreements (in the case of Dr. Kinney) or the option agreements (in the case of the other named executive officers), or (c) a Triggering Event under the Severance Plan (in the case of the other named executive officers), occurring within the 24-month period commencing on the consummation of a Change in Control, as defined in the Employment Agreement (in the case of Dr. Kinney) or the Severance Plan (in the case of the other named executive officers) and the executive officer’s option award agreements. For more information, see the narrative description below under the heading Change in Control and Severance Arrangements.
(3)	Consists of the applicable multiple of annual base salary and targeted annual cash bonus pursuant to the Employment Agreement (in the case of Dr. Kinney) or the Severance Plan (in the case of the other named executive officers).
(4)	Consists of the in-the-money value of certain unvested nonqualified stock options as of December 31, 2018 at the closing market price per share of our ordinary shares ($10.30) on December 31, 2018, the last trading date of fiscal year 2018. None of the outstanding options held by the named executive officers were in-the-money. Therefore no value is shown. For more information, see the footnotes to the Outstanding Equity Awards at Fiscal Year-End — Fiscal Year 2018 table above.
2019 PROXY STATEMENT	41

EXECUTIVE COMPENSATION*

(5)	Amounts shown are estimates of what the Company would pay in COBRA premiums for continued medical, dental and vision coverage after a qualifying termination of employment. The reported amounts (a) include only the portion of the COBRA premiums for the executive officer and his or her covered dependents that exceeds the amount the executive officer would have paid as an employee, (b) assume that the executive officer and all covered dependents do not cease to be eligible for COBRA during the relevant period, and (c) assume that the executive officer does not become eligible to receive new healthcare coverage during the relevant period.
(6)	Amounts shown are estimates of what the Company would pay to provide career transition assistance to the executive officer. The reported amounts assume that the executive officer (a) commences this assistance within 60 days following the date his or her employment terminates, and (b) uses this benefit for the full 12 months it is available to the executive officer.

Change in Control and Severance Arrangements

Gene G. Kinney

Dr. Kinney, our President and Chief Executive Officer, is party to an Employment Agreement, dated November 2, 2016, with Prothena Biosciences Inc (“PBI”), a wholly-owned subsidiary of the Company and Dr. Kinney’s employer (referred to in this Change in Control and Severance Arrangements section as “the Company”). That Employment Agreement was approved by our Board. The Employment Agreement provides for certain compensation to be paid and benefits to be provided to Dr. Kinney (or his estate) in the event of certain involuntary terminations of his employment. In addition, stock options awarded to Dr. Kinney are subject to terms (approved or recommended by the Compensation Committee and approved by the Board) providing for accelerated vesting and extensions of time to exercise in the event of certain involuntary terminations of employment.

The Employment Agreement and option award agreements with Dr. Kinney provide for the following compensation and benefits to be provided to Dr. Kinney in the event of certain involuntary terminations of his employment:

Accrued Payments. Upon a termination of Dr. Kinney’s employment for any reason, Dr. Kinney (or his estate) will be entitled to receive (a) any portion of his annual base salary and targeted annual performance-based bonus that is earned but not paid through the date of termination; (b) any unreimbursed business expenses; (c) any accrued but unused vacation and/or floating holidays; and (d) any amount arising from Dr. Kinney’s participation in, or benefits under, any employee benefit plans, programs or arrangements.

Severance Payments and Benefits Not in Connection with a Change in Control. In the event of Dr. Kinney’s termination of employment by the Company without Cause (defined below), by Dr. Kinney for Good Reason (defined below) or because of Dr. Kinney’s death or Disability (as defined in the Employment Agreement), in each case that occurs outside of the 24-month period commencing on the consummation of a Change in Control (defined below), in addition to the accrued payments described above, the Company will (a) pay in a lump sum cash payment an amount equal to 125% of Dr. Kinney’s annual base salary as of the date of termination; (b) pay in a lump sum cash payment an amount equal to 100% of Dr. Kinney’s annual target bonus; (c) if Dr. Kinney elects to receive continued healthcare coverage pursuant to

COBRA, directly pay, or reimburse him for, the portion of the COBRA premiums for Dr. Kinney and his covered dependents that exceeds the amount of such premium an active employee would be required to pay during the period commencing on his termination of employment and ending upon the earliest of (1) the 18-month anniversary of the date of termination, (2) the date that he and/or his covered dependents, as applicable, become no longer eligible for COBRA, or (3) the date that he becomes eligible to receive healthcare coverage from a subsequent employer; and (d) if Dr. Kinney commences a career transition assistance program sponsored or arranged for by the Company within 60 days following the date of termination, pay for such program for a period of 12 months. In addition, if Dr. Kinney’s termination of employment by the Company without Cause or by Dr. Kinney for Good Reason, (i) each outstanding equity award granted to Dr. Kinney on or after the date of the Employment Agreement will accelerate with respect to that number of shares that would have vested had he continued employment for the 18-month period immediately following the date of termination, and the post-termination exercise period will extend to 18 months from the date of termination (unless it expires earlier under its term), and (ii) each outstanding option award granted to Dr. Kinney before the date of the Employment Agreement will accelerate with respect to that number of shares that would have vested had he continued employment for the 12-month period immediately following the date of termination, and the post-termination exercise period will extend to 12 months from the date of termination (unless it expires earlier under its term). In the event of the termination of Dr. Kinney’s employment due to his death or Total and Permanent Disability (as defined in the option award agreements), each outstanding option award held by him will accelerate with respect to 100% of the then unvested shares subject to each such option award, and the post-termination exercise period will extend to 12 months from the date of termination (unless it expires earlier under its term).

Severance Payments and Benefits in Connection with a Change in Control. In the event of Dr. Kinney’s termination of employment by the Company without Cause, by Dr. Kinney for Good Reason or because of Dr. Kinney’s death or Disability, in each case that occurs within the 24-month period commencing on the consummation of a Change in

42	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION*

Control, in addition to the accrued payments described above, the Company will (a) pay in a lump sum cash payment an amount equal to 200% of Dr. Kinney’s annual base salary as of the date of termination; (b) pay in a lump sum cash payment an amount equal to 200% of Dr. Kinney’s annual target bonus; (c) if Dr. Kinney elects to receive continued healthcare coverage pursuant to COBRA, directly pay, or reimburse him for, the portion of the COBRA premiums for Dr. Kinney and his covered dependents that exceeds the amount of such premium an active employee would be required to pay during the period commencing on his termination of employment and ending upon the earliest of (1) the 18-month anniversary of the date of termination, (2) the date that he and/or his covered dependents, as applicable, become no longer eligible for COBRA, or (3) the date he becomes eligible to receive healthcare coverage from a subsequent employer; and (d) if Dr. Kinney commences a career transition assistance program sponsored or arranged for by the Company within 60 days following the date of termination, pay for such program for a period of 12 months. In addition, each outstanding equity award held by Dr. Kinney will accelerate with respect to 100% of the then unvested shares subject to each such equity award, and the post-termination exercise period will extend to 18 months from the date of termination (unless it expires earlier under its term).

Dr. Kinney’s employment agreement also includes a Section 280G “best pay” provision, which provides that in the event that any payments or benefits received by Dr. Kinney in connection with a Change in Control would be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Dr. Kinney will receive either a reduced portion of such payments and benefits such that no excise tax would apply or the full amount of the payments and benefits, whichever results in a greater after-tax benefit to Dr. Kinney.

“Change in Control” is defined in the Employment Agreement as (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (c) individuals who as of the date the Board first consists of at least seven members constitute the Board (the “Original Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company subsequent to the date the Board first consists of at least seven members shall be considered an Original Director if the individual’s election or nomination for election to the Board was approved by a vote of at least a majority of the Original

Directors; but, provided further that any such individual whose initial assumption of office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation will not be considered an Original Director; (d) a transaction as a result of which any person or company obtains the ownership directly or indirectly of the shares in the Company carrying more than 50% of the total voting power represented by the Company’s issued share capital in pursuance of a compromise or arrangement sanctioned by the court under Section 453 of the Irish Companies Act 2014, or becomes bound or entitled to acquire ordinary shares in the Company under Section 457 of the Irish Companies Act 2014; (e) any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares); or (f) certain similar transactions taking place with respect to PBI, as set forth more fully in the Employment Agreement. The definition of “Change in Control” for purposes of the option award agreements is substantially similar to the definition in the Employment Agreement, except that similar transactions with respect to PBI are not included.

“Cause” is defined in the Employment Agreement as (a) the willful and continued failure by Dr. Kinney to substantially perform his duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to Dr. Kinney by the Board, which demand specifically identifies the manner in which the Board believes that Dr. Kinney has not substantially performed his duties and that has not been cured within 30 days following receipt by him of the written demand; (b) commission by Dr. Kinney of a felony (other than a traffic-related offense) that in the written determination of the Board is likely to cause or has caused material injury to our business; (c) documented intentional misrepresentation or omission of material fact with respect to a significant matter relating to our business; or (d) material breach of any agreement by and between Dr. Kinney and the Company, which material breach has not been cured within 30 days following receipt by Dr. Kinney of written notice from the Board identifying such material breach. “Cause” is defined in the option award agreements as (i) the willful breach, habitual neglect or poor performance of job duties and responsibilities; (ii) conviction (or entry of a guilty plea or plea of nolo contendere) of any crime, excluding minor traffic offenses; (iii) commission of an act of dishonesty or breach of

2019 PROXY STATEMENT	43

EXECUTIVE COMPENSATION*

fiduciary duty; (iv) commission of a material violation of any of the Company’s personnel policies; or (v) any act or omission which is contrary to the business interest, reputation or goodwill of the Company.

“Good Reason” is defined in the Employment Agreement as (a) a material diminution in Dr. Kinney’s base compensation; (b) a material diminution in his authority, duties or responsibilities; (c) a change in the geographic location at which he must perform his services that increases his one-way commute by more than 30 miles; or (d) a material breach of the Employment Agreement by the Company. Notwithstanding the foregoing, Dr. Kinney will not have “Good Reason” unless the condition giving rise to his resignation continues more than 30 days following his written notice of the condition provided to the Company within 90 days of the first occurrence of such condition and his resignation is effective within 180 days following the first occurrence of such condition. The definition of “Good Reason” in the option award agreements is substantially similar to the definition in the Employment Agreement.

Other Named Executive Officers

The other named executive officers (i.e., the named executive officers other than Dr. Kinney) are eligible to participate in PBI’s Amended and Restated Severance Plan (the “Severance Plan”), which was approved by the Compensation Committee of our Board. The Severance Plan provides for certain compensation to be paid and benefits to be provided to them (or their estates) in the event of certain involuntary terminations of their employment. In addition, stock options awarded to those named executive officers under our LTIP are subject to terms providing for accelerated vesting and extensions of time to exercise in the event of certain involuntary terminations of employment.

The Severance Plan and option award agreements provide for the following compensation and benefits to be provided to the other named executive officers in the event of certain involuntary terminations of employment:

Severance Payments and Benefits Not in Connection with a Change in Control. Under the Severance Plan, in the event of a named executive officer’s termination of employment by the Company on account of a Triggering Event (defined below) that occurs outside of the 24-month period commencing on the consummation of a Change in Control (defined below), the Company will (a) pay in a lump sum cash payment an amount equal to 100% of the named executive officer’s annual base salary as of the date of termination; (b) pay in a lump sum cash payment an amount equal to 100% of the annual target bonus; (c) if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, directly pay, or reimburse him or her for, the portion of the COBRA premiums for the named executive officer and his or her covered dependents that exceeds the amount of such premium an active employee would be required to pay during the period commencing on his or her termination of employment and ending upon the earliest of (1) the 12-month anniversary of the date of termination, (2) the date that he or she and/or his or her covered dependents, as applicable, become no longer eligible for COBRA, or (3) the date he or she becomes eligible for new healthcare coverage (other than through his or her spouse); and (d) if the named executive officer commences a career transition assistance program sponsored or arranged for by the Company within 60 days following the date of termination, pay for such program for a period of 12 months.

Under the option award agreements, in the event of the named executive officer’s termination of employment by the Company without Cause (defined below) or by the executive officer for Good Reason (defined below), in each case that occurs outside of the 24-month period commencing on the consummation of a Change in Control (defined below), each outstanding option award held by the named executive officer will accelerate with respect to that number of shares that would have vested had he or she continued employment for the 12-month period immediately following the date of termination, and the post-termination exercise period will extend to 12 months from the date of termination (unless it expires earlier under its term). In the event of a named executive officer’s termination of employment because of the executive officer’s death or Total and Permanent Disability (as defined in the agreements), each outstanding option award held by the named executive officer will accelerate with respect to 100% of the then unvested shares subject to each such option award, and the post-termination exercise period will extend to 12 months from the date of termination (unless it expires earlier under its term).

Severance Payments and Benefits in Connection with a Change in Control. In the event of a named executive officer’s termination of employment by the Company in connection with a Triggering Event that occurs within the 24-month period commencing on the consummation of a Change in Control, the Company will (a) pay in a lump sum cash payment an amount equal to 150% of the named executive officer’s annual base salary as of the date of termination; (b) pay 150% of the annual target bonus in a lump sum cash payment; (c) if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, directly pay, or reimburse him or her for, the portion of the COBRA premiums for the named executive officer and his or her covered dependents that exceeds the amount of such premium an active employee would be required to pay during the period commencing on his or her termination of

44	2019 PROXY STATEMENT

EXECUTIVE COMPENSATION*

employment and ending upon the earliest of (1) the 18-month anniversary of the date of termination, (2) the date that he or she and/or his or her covered dependents, as applicable, become no longer eligible for COBRA, or (3) the date he or she becomes eligible for new healthcare coverage (other than through his or her spouse); and (d) if the named executive officer commences a career transition assistance program sponsored or arranged for by the Company within 60 days following the date of termination, pay for such program for a period of 12 months.

The Severance Plan also includes a Section 280G “best pay” provision, which provides that in the event that any payments or benefits received by the named executive officer in connection with a Change in Control would be subject to the excise tax under Section 4999 of the Code, the named executive officer will receive either a reduced portion of such payments and benefits such that no excise tax would apply or the full amount of the payments and benefits, whichever results in a greater after-tax benefit to the named executive officer.

Under the option award agreements, in the event of a named executive officer’s termination of employment by the Company without Cause or by the executive officer for Good Reason, in each case that occurs within the 24-month period commencing on the consummation of a Change in Control, the Company will accelerate each outstanding option award held by the named executive officer with respect to 100% of the then unvested shares subject to each such option award, and extend the post-termination exercise period to 12 months from the date of termination (unless it expires earlier under its term).

The definitions of “Change in Control” in the Severance Plan and for purposes of the option award agreements are substantially similar to the definition in Dr. Kinney’s Employment Agreement described above, except that similar transactions with respect to PBI are not included.

“Cause” is defined in the option award agreements as (a) the willful breach, habitual neglect or poor performance of job duties and responsibilities; (b) conviction (or entry of a guilty plea or plea of nolo contendere) of any crime, excluding minor traffic offenses; (c) commission of an act of dishonesty or breach of fiduciary duty; (d) commission of a material violation of any of the Company’s personnel policies; or (e) any act or omission which is contrary to the business interest, reputation or goodwill of the Company.

The definition of “Good Reason” in the option award agreements is substantially similar to the definition in Dr. Kinney’s Employment Agreement described above.

“Triggering Event” is defined in the Severance Plan as (a) an Involuntary Termination, (b) a Relocation, or (c) a Significant Reduction in Scope or Base Compensation, which are defined as follows: “Involuntary Termination” is defined as a termination by the Company of the named executive officer due to a business condition; “Relocation” is defined as a material change in the geographic location at which the named executive officer is required to perform services, which is defined as including a relocation that increases his or her one-way commute by at least 30 miles or relocation that requires moving his or her home to a new location more than 30 miles from his or her current home; and “Significant Reduction in Scope or Base Compensation” is defined as material diminution in the named executive officer’s authority, duties or responsibilities or a material diminution in his or her base compensation.

A. W. Homan

On December 11, 2018, Mr. Homan notified us of his decision to retire in 2019 from his position as the Company’s Chief Legal Officer (“CLO”) and Company Secretary. Mr. Homan has agreed to continue as the Company’s CLO until his replacement is hired, provided it is no later than July 1, 2019. Under the terms of a Retirement Transition Letter that he entered into with the Company on December 11, 2018, Mr. Homan will cease to be an officer of the Company on the date his replacement is appointed, but will remain employed from that date until July 1, 2019 (the “Transition Period”). During the first three months of the Transition Period he will be a full-time employee paid a salary at his current annual salary rate of $379,514, and during the remainder of the Transition Period he will be a part-time employee paid a salary equal to 50% of his annual salary rate. Mr. Homan will not be eligible to participate in the Company’s

Incentive Compensation Plan for the 2019 performance period; however, in exchange for a standard waiver and release, the Company has agreed to pay Mr. Homan an amount equal to what would have been his targeted bonus for 2019 (at his 2018 bonus participation rate of 40%), based on his actual eligible earnings in 2019, provided that he does not terminate his employment prior to July 1, 2019. Any options that are unvested on the date Mr. Homan’s employment ends will immediately terminate, and (subject to his execution of the standard waiver and release) any options that are vested on that date will remain outstanding until the one-year anniversary of that date. Under the terms of the Retirement Transition Letter, Mr. Homan’s retirement on July 1, 2019 will not constitute a Triggering Event under the Severance Plan or an Involuntary Termination under his option award agreements (as such terms are defined therein).

2019 PROXY STATEMENT	45

EXECUTIVE COMPENSATION*

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices. The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Pay Ratio of CEO to Median Employee

The total compensation in 2018 of Dr. Kinney, our President and Chief Executive Officer, was approximately 20 times the median total compensation in 2018 of all of our other employees. The total compensation in 2018 of Dr. Kinney was $11,396,769. The median of the total compensation in 2018 of all other employees was $570,553.

Our CEO-to-median employee pay ratio is a reasonable estimate and was calculated in accordance with SEC regulations. Due to a Company-wide reorganization that resulted in a significant change in our employee population during 2018, we identified a new median employee for 2018. We identified that median employee using the base salary or wages (based on our payroll records) earned from January 1 through September 30, 2018, for each employee who was employed as of October 1, 2018. We included all of our full-time, part-time, temporary and seasonal employees, globally, but excluded our CEO. For full- and part-time employees who were hired after January 1, 2018 or who were on an unpaid leave of absence during a part of 2018, we adjusted their salaries or wages to reflect what they would have earned had they worked the entire nine-month period through September 30, 2018.

We believe that this use of salary or wages earned through the first nine months of 2018 is an appropriate and consistently applied compensation measure for purposes of identifying the “median employee” from a compensation standpoint, because all employees were eligible for annual cash bonuses and received stock option awards in 2018, and the distribution of cash bonuses and option awards were generally consistent with annual base pay. Earnings of our employees outside the U.S. were converted to U.S. dollars using an average currency exchange rate over the nine-month measurement period. We did not make any cost-of-living adjustments.

We then calculated this median employee’s total compensation for 2018 using the same methodology used to calculate our CEO’s total compensation for 2018, as set forth in the Summary Compensation Table above. The median employee’s total compensation for 2018 included salary, an annual cash bonus paid in 2019 for 2018, stock option awards and Company contributions to that employee’s account under our tax-qualified 401(k) defined contribution plan, each calculated for purposes of this pay ratio on the same basis as those same compensation elements of our CEO as explained in footnotes 1, 2 and 3 of the Summary Compensation Table.

46	2019 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2018, regarding securities of the Company that may be issued under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity Compensation Plans Approved by Shareholders(1)	6,726,715	$26.82	1,535,371
Equity Compensations Plans Not Approved by Shareholders	n/a	n/a	n/a
Total	6,726,715	$26.82	1,535,371
(1)	Represents nonqualified stock options outstanding under our 2012 LTIP (as amended and restated) and our 2018 LTIP (column (a)) and ordinary shares available for future issuance (column (c)) under our 2018 LTIP.
(2)	Represents ordinary shares available for issuance under our 2018 LTIP that may be granted in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance share units and other share-based awards. This number of shares is reduced by 1.5 shares for each share that may be issued under an award other than an option or stock appreciation right.
2019 PROXY STATEMENT	47

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policies and Procedures on Transactions with Related Persons

The Company has adopted written policies and procedures for the review and approval or ratification of any transaction constituting a transaction with a related person as defined under Item 404(a) of Regulation S-K under the Securities Act (a “Related Person Transaction”). Subject to certain exceptions, Item 404(a) defines a Related Person Transaction as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which the Company was, is or will be a participant, where the amount involved exceeds $120,000 and a related person had, has or will have a direct or indirect material interest. A related person is (a) any director (or nominee for director) or executive officer of the Company, (b) any beneficial owner of more than 5% of the Company’s ordinary shares, or (c) certain “immediate family members” of such director (or nominee for director), executive officer or beneficial owner.

Under our written policies and procedures for Related Person Transactions, which were approved by our Board, all proposed Related Person Transactions (which includes a proposed material modifications to previously approved Related Person Transactions) must be reviewed and approved or ratified by the Audit Committee of our Board, although (a) the Chairman of the Audit Committee may approve a Related Person Transaction if it is not practical for the Committee to do so, subject to subsequent ratification by the Audit Committee, (b) if the Related Person Transaction relates to compensation of a director or executive officer, it must be reviewed and approved or ratified by the Compensation Committee of our Board, and (c) the Board may approve or ratify a Related Person Transaction by an affirmative vote of a majority of directors who do not have a direct or indirect material interest in the Related Person Transaction. Prior to approval or ratification of a proposed Related Person Transaction, the Audit Committee considers all relevant facts and circumstances including, but not limited to, the financial and other terms and whether such terms, taken as a whole, are no less favorable to the Company than could be obtained in an arms-length transaction with an unrelated third party.

Transactions with Related Persons

We have no Related Person Transactions to report.

Director and Executive Officer Indemnification Arrangements

Our Constitution contains provisions requiring that we indemnify our directors, officers and executives against all costs, charges, losses, expenses and liabilities incurred by them the execution of their duties or in relation thereto, and to advance expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding for which indemnification would be allowed, all to the extent permissible under Irish law. In addition, the Company has entered into a deed of indemnification agreement with each of our directors and executive officers that provides for indemnification of that director and/or executive officer against certain claims that arise by reason of their status or service as a director or executive officer. The Company purchases directors and officers liability insurance to cover its indemnification obligations to our directors and executive officers as well as to cover directly certain claims made against our directors and executive officers.

48	2019 PROXY STATEMENT

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Prothena shareholders may be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, you may (a) notify your broker, (b) direct your written request to our Company Secretary at Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland, or (c) contact Prothena Investor Relations by telephone at (650) 837-8535. Shareholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to a shareholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our Annual Report on Form 10-K for fiscal year 2018 is being mailed with this Proxy Statement to those shareholders that receive this Proxy Statement in the mail. Shareholders that receive the Notice of Internet Availability of Proxy Materials can access our Annual Report on Form 10-K for 2018 at www.proxyvote.com (which does not have “cookies” that identify visitors to the site).

Our Annual Report on Form 10-K for our fiscal year 2018 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a shareholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to our Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to our Company Secretary at Prothena Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 T804, Ireland.

By Order of the Board of Directors

A. W. Homan Company Secretary

March 28, 2019

2019 PROXY STATEMENT	49

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E57355-P19032 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTHENA CORPORATION PLC (the "**Company**")

The Board of Directors recommends you vote FOR each of the following director nominees:

Nominees	For	Against	Abstain
1a. K. Anders O. Härfstrand	☐	☐	☐
1b. Christopher S. Henney	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual General Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be shareholder(s) of Prothena Corporation plc (the "**Company**"). If you wish to appoint a person other than the individuals designated herein, please contact the Secretary of the Company and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him or her. Completion of a form of proxy will not preclude a shareholder from attending and voting at the Annual General Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Combined Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E57356-P19032

PROTHENA CORPORATION PLC
Annual General Meeting of Shareholders
May 21, 2019, 4:00 P.M. Local Time
This proxy is solicited by the Board of Directors

The undersigned, having received the notice of the 2019 Annual General Meeting of shareholders of Prothena Corporation plc (the "**Company**"), to be held on May 21, 2019, at 4:00 P.M. Local Time, at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland, and the proxy statement, appoints Dr. Lars G. Ekman and Mr. Arthur W. Homan, and each of them acting individually, as the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the ordinary shares of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the Annual General Meeting and at any adjournment or postponement thereof, and the undersigned directs that this proxy be voted as specified herein.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE FOR A PROPOSAL, THE PROXY WILL BE VOTED "FOR" ALL PROPOSALS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING. THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE UPON OR ACT WITH RESPECT TO SUCH SHARES.

Continued and to be signed on reverse side